UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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JELD-WEN HOLDING, INC.

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March [    ], 2020

Dear Fellow Stockholders:

On behalf of the Board of Directors, I invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of JELD-WEN Holding, Inc., on Thursday, May 7, 2020, at 8:00 a.m. (Eastern Time) at our headquarters located at 2645 Silver Crescent Drive, Charlotte, North Carolina 28273.

At the Annual Meeting, you will be asked to: (i) approve amendments to the Company’s Certificate of Incorporation and Bylaws to declassify the Board of Directors, (ii) elect three Class III directors to our Board of Directors, (iii) approve amendments to the Company’s Certificate of Incorporation and Bylaws to eliminate the supermajority voting provisions, (iv) approve amendments to the Company’s Certificate of Incorporation and Bylaws to create a right of stockholders to call a special meeting, (v) approve amendments to the Company’s Certificate of Incorporation and Bylaws to create a right of stockholders to take action by written consent, (vi) approve, on a nonbinding, advisory basis, the compensation of our named executive officers, (vii) ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2020 and (viii) transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the meeting. In addition, management will report on the progress of our business and respond to comments and questions of general interest to our stockholders.

It is important that your shares be represented and voted, regardless of whether you plan to attend the Annual Meeting in person. You may vote on the Internet, by telephone or by completing and mailing a proxy or voting card. Voting by Internet, telephone or mail will ensure your shares are represented at the Annual Meeting. If you attend the meeting in person, you may choose to revoke your proxy and vote in person.

Securities and Exchange Commission rules allow companies to furnish proxy materials to their stockholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. In accordance with these rules, on March [ ], 2020, we mailed a Notice of Internet Availability of Proxy Materials to each of our stockholders providing instructions on how to access our proxy materials and the 2019 Annual Report over the Internet. While the Notice of Internet Availability of Proxy Materials cannot itself be used to vote your shares, it provides instructions on how to vote online or by telephone and includes instructions on how to request a printed set of the proxy materials, including the 2019 Annual Report.

On behalf of management and our Board of Directors, we thank you for your continued support and interest in JELD-WEN Holding, Inc.

Sincerely,

Matthew D. Ross

Chairman of the Board of Directors

JELD-WEN Holding, Inc.

Notice of 2020 Annual Meeting of Stockholders

Date: Thursday, May 7, 2020	Time: 8:00 a.m. Eastern Time	Location: JELD-WEN Holding, Inc. Headquarters 2645 Silver Crescent Drive Charlotte, North Carolina 28273

Record Date

March 9, 2020. Only stockholders of record of the Company’s common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the meeting.

Items of Business	•	To approve amendments to the Company’s Certificate of Incorporation and Bylaws to declassify the board of directors;

	•	To elect three nominees as Class III directors to our Board of Directors;

	•	To approve amendments to the Company’s Certificate of Incorporation and Bylaws to eliminate supermajority voting requirements;

	•	To approve amendments to the Company’s Certificate of Incorporation and Bylaws to create the right of stockholders to call a special meeting;

	•	To approve amendments to the Company’s Certificate of Incorporation and Bylaws to create the right of stockholders to take action by written consent;

	•	To approve, on a nonbinding, advisory basis, the compensation of our named executive officers;

	•	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2020; and

	•	To transact any other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Proxy Materials

Attached to this meeting notice you will find a proxy statement that contains further information about the items upon which you will be asked to vote and the meeting itself. Your vote is very important—you may vote on the Internet, by telephone or by completing and mailing a proxy or voting card as explained in the attached Proxy Statement.

Admission to the Meeting

To attend the Annual Meeting, stockholders will be asked to present a valid photo identification and proof of share ownership as described in the “Information about the Annual Meeting and Voting” section of the attached Proxy Statement.

We are monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state and local governments. If we determine that alternative Annual Meeting arrangements are advisable or required, then we will announce our decision and post additional information on our Investors Relations website at investors.jeld-wen.com. Please check our website in advance of the Annual Meeting date if you are planning to attend in person.

Proxy Voting

Important. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy by Internet, telephone or mail prior to the meeting. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the “Information about the Annual Meeting and Voting” section in the attached Proxy Statement.

Access to Proxy Materials

A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access proxy materials (including the 2020 Proxy Statement and 2019 Annual Report) were first mailed on or about March [ ], 2020 to all stockholders entitled to vote at the Annual Meeting, and the proxy materials were posted under the Financials section on the Company’s website, investors.jeld-wen.com, and on the website referenced in the Notice on the same day.

On behalf of the Board of Directors,

James S. Hayes

Corporate Secretary

March [    ], 2020

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

This Notice of Meeting, Proxy Statement, Proxy Card and 2019 Annual Report, which includes our

Annual Report on Form 10-K for the year ended December 31, 2019, are available at www.proxyvote.com.

2020 PROXY STATEMENT SUMMARY

This summary highlights information about JELD-WEN Holding, Inc. and the upcoming 2020 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all the information you should consider, and you should read the entire Proxy Statement carefully before voting. Unless the context otherwise requires, all references in this Proxy Statement to “JELD-WEN,” “Company,” “we,” “us” and “our” refer to JELD-WEN Holding, Inc. and its subsidiaries.

Our mailing address and principal executive office is 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. Our website is located at investors.jeld-wen.com. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.

HOW TO VOTE YOUR SHARES

If you were a stockholder of record as of March 9, 2020, you may cast your vote in one of the following ways:

Internet Visit www.proxyvote.com and follow the instructions on your proxy card.	Phone Call 1-800-690-6903 or the number on your proxy card or voting instruction form. You will need the 16-digit control number provided on your proxy card or voting instruction form.	Mail Complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.	In Person See “Questions and Answers About the Annual Meeting—How can I attend the Annual Meeting?” on page 54 for details on what to bring to the Annual Meeting.

If you hold your shares in “street name,” you should follow the instructions provided by your bank or broker.

2020 Proxy Summary	|	i

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors (the “Board”) is committed to maintaining the highest standards of integrity and ethics and to the continuous improvement of our corporate governance principles and practices. The following are some highlights of our governance framework:

•	Pending the approval of our stockholders at the Annual Meeting:

•	Declassification of our Board of Directors

•	Elimination of supermajority voting requirements for all matters

•	Stockholder right to call special meetings

•	Stockholder right to take action by written consent

•	Separation of the roles of CEO and Chairman of the Board

•	Majority of directors are independent

•	Fully independent board committees

•	Regular executive sessions of independent directors

•	Active board oversight of enterprise risk management, including cybersecurity

•	Commitment to sustainability and social responsibility

•	Adoption of clawback, anti-hedging and anti-pledging policies

•	Director resignation policy for directors elected by less than a majority vote

•	Mandatory retirement age for directors

•	Minimum stockholding requirements for directors and executives

•	Annual self-evaluation of the Board and its committees

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VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal 1: Approval of Amendments to Certificate of Incorporation and Bylaws to Declassify the Board of Directors

We are asking our stockholders to approve amendments to our Certificate of Incorporation and Bylaws to declassify our Board. If approved by stockholders, each Class III Director nominee standing for election as described under Proposal Two would serve a one-year term upon his or her election at the Annual Meeting. The declassification of the Board would then be phased in over a period of two years—Class I and Class III directors would be up for election at the 2021 Annual Meeting of Stockholders, and all directors would be up for election at the 2022 Annual Meeting of Stockholders. The Declassification Amendment would not alter the existing terms of the Class I and Class II directors, whose terms expire at the annual meetings in 2021 and 2022, respectively.

The Board recommends that you vote FOR the declassification of the Board.

Proposal 2: Elect Three Class III Directors to Our Board of Directors

We are asking our stockholders to elect the following Class III Director nominees:

Suzanne L. Stefany	Bruce M. Taten	Roderick C. Wendt
Director Since: 2017	Director Since: 2014	Director Since: 1985
Occupation: Partner in the Strategic Advisory Group at PJT Partners	Occupation: Attorney	Occupation: Former Chairman and Chief Executive Officer of the Company
Independent: Yes	Independent: Yes	Independent: No
Committees: Governance and Nominating Committee (Chair); Compensation Committee	Committees: Compensation Committee (Chair); Governance and Nominating Committee	Committees: None

If elected, then each of these directors’ terms will next expire (i) at the annual meeting of stockholders to be held in 2021 if our stockholders approve the Declassification Amendment (as defined herein) under Proposal One; or (ii) at the annual meeting of stockholders to be held in 2023 if our stockholders do not approve the Declassification Amendment under Proposal One. Each director serves until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal.

The Board recommends that you vote FOR each director nominee.

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Proposal 3: Approval of Amendments to Certificate of Incorporation and Bylaws to Eliminate Supermajority Voting Requirements

We are asking our stockholders to approve amendments to our Certificate of Incorporation and Bylaws to eliminate all provisions requiring a supermajority vote of stockholders. If approved, future stockholder-approved amendments to our Certificate of Incorporation and Bylaws would require only the affirmative vote of stockholders holding a majority of the outstanding shares of common stock entitled to vote.

The Board recommends that you vote FOR the elimination of all supermajority voting requirements.

Proposal 4: Approval of Amendments to Certificate of Incorporation and Bylaws to Create Right of Stockholders to Call a Special Meeting

We are asking our stockholders to approve amendments to our Certificate of Incorporation and Bylaws to create a right of stockholders to call a special meeting. Currently, only our Board can call a special meeting of stockholders. After consideration of the current and emerging practices of other public companies, the Board has determined that it would be in the best interests of the Company and our stockholders to allow stockholders with a Net Long Beneficial Ownership (as defined in the Certificate of Incorporation, as it is proposed to be amended) of at least 25% of the outstanding shares of the Company’s common stock that have been held continuously for at least 1 year to call a special meeting of stockholders.

The Board recommends that you vote FOR the right of stockholders to call a special meeting.

Proposal 5: Approval of Amendments to Certificate of Incorporation and Bylaws to Create Right of Stockholders to Take Action by Written Consent

We are asking our stockholders to approve amendments to our Certificate of Incorporation and Bylaws to establish a right of stockholders to take action by written consent in lieu of a meeting. The proposed amendments would allow stockholders with a Net Long Beneficial Ownership (as defined in the Certificate of Incorporation, as it is proposed to be amended) of at least 25% of the outstanding shares of the Company’s common stock that have been held continuously for at least 1 year to request that the Board set a record date to determine the stockholders entitled to act by written consent. The ownership threshold required to request stockholder action by written consent is the same ownership threshold required for stockholders to call a special meeting. The Board believes that the ownership threshold should be the same so there is no advantage to proceeding by special meeting versus by written consent. Subject to our stockholders approving the elimination of all provisions requiring a supermajority vote of stockholders under Proposal Three, any stockholder action by written consent must be approved by stockholders holding at least a majority of the shares outstanding.

The Board recommends that you vote FOR the right of stockholders to take action by written consent.

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Proposal 6: Advisory Vote to Approve the Compensation of Our Named Executive Officers

We are asking our stockholders to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as described in the “Compensation of Executive Officers” section of this Proxy Statement beginning on page 20.

Executive Compensation Practices

During 2019, our Compensation Committee reviewed our compensation programs and practices to ensure alignment with our compensation philosophy.

Our compensation practices include:	Our compensation practices do not include:
✓ Base Salary and an Annual Management Incentive Plan	✕ Hedging or Pledging Stock
✓ Long-Term Equity Incentives	✕ Options Repricing
✓ Clawback Policy	✕ Excessive Perquisites for Executives
✓ Stock Ownership Requirements	✕ Tax Gross-Ups Including Excise Taxes in Connection with a Change in Control
✓ Double-Trigger Vesting Upon a Change in Control
✓ Tally Sheets and Risk Analysis

2019 Executive Compensation Highlights

Our compensation program is premised on a pay-for-performance philosophy and places a significant percentage of NEO compensation at risk. In 2019, we compensated our NEOs as follows:

Base Salary	A fixed, competitive component of compensation based on duties and responsibilities.	Page 23
Annual Management Incentive Plan	Designed to motivate achievement of short-term performance goals by linking a portion of NEO compensation to the achievement of our operating plan.	Page 23
Long-Term Incentive Plan	Designed to encourage performance that creates a strong pay-for-performance alignment of the Company’s compensation program and long-term stockholder value creation.	Page 26

Proposal 7: Ratification of the Selection of Independent Auditor

We are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for 2020. Information on professional services performed and fees billed by PwC are presented beginning on page 39 of this Proxy Statement.

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 JELD-WEN HOLDING, INC. 2020 PROXY STATEMENT

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2020

1. CORPORATE GOVERNANCE AT JELD-WEN

Corporate Governance

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our stockholders. We regularly review and consider our corporate governance policies and practices, taking into account the Securities and Exchange Commission’s (the “SEC”) corporate governance rules and regulations, the corporate governance standards of the New York Stock Exchange (the “NYSE”) and stockholder feedback.

We have adopted the JELD-WEN Holding, Inc. Board Guidelines on Corporate Governance Matters (the “Corporate Governance Guidelines”), which provide a framework for the governance of the Company as a whole and describe the principles and practices that the Board follows in carrying out its responsibilities. Our Corporate Governance Guidelines address, among other things:

•	The composition, structure and policies of the Board and its committees;

•	Director qualification standards;

•	Expectations and responsibilities of directors;

•	Management succession planning;

•	The evaluation of Board performance;

•	Principles of Board compensation; and

•	Communications with stockholders and non-management directors.

Our Corporate Governance Guidelines further require that the Board, acting through the Governance and Nominating Committee (as described below), conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. In addition, our Corporate Governance Guidelines require that each committee conduct an annual self-evaluation to assess its compliance with the requirements of its charter and the Corporate Governance Guidelines, as well as ways in which committee processes and effectiveness may be enhanced.

Our Corporate Governance Guidelines are posted in the Governance section of our website at investors.jeld-wen.com. Our Governance and Nominating Committee reviews the Corporate Governance Guidelines at least annually to ensure that they effectively promote the best interests of both the Company and our stockholders and that they comply with all applicable laws, regulations and the corporate governance standards of the NYSE.

Stockholder Engagement

We are committed to effective corporate governance that is informed by our stockholders and promotes the long-term interests of our stockholders. Our stockholder engagement efforts focus on governance, executive compensation, environmental and sustainability disclosures and other issues of interest to our stockholders. Our senior management team and members of our Investor Relations team maintain regular contact with a broad base of investors, including through quarterly earnings calls and individual meetings, to understand their concerns.

2020 Proxy Summary	|	1

In response to the feedback we have received in connection with our ongoing stockholder engagement efforts and after careful consideration, the Board is submitting for stockholder approval several amendments to our Certificate of Incorporation and Bylaws designed to meaningfully enhance both stockholder rights and our governance structure. Specifically, the Board is recommending for stockholder approval the following governance enhancements:

•	declassification of our Board;

•	elimination of all supermajority voting provisions;

•	provide for stockholder right to call a special meeting; and

•	provide for stockholder right to take action by written consent.

These items are discussed in more detail under the section “Proposals to be Voted on at the Annual Meeting.”

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as our Code of Business Conduct and Ethics (“Code of Business Conduct”). Our Code of Business Conduct is available in the Governance section of our website at investors.jeld-wen.com. In the event that we amend or waive certain provisions of the Code of Business Conduct applicable to our principal executive officer, principal financial officer or principal accounting officer in a manner that requires disclosure under applicable SEC rules, we intend to disclose the same on our website.

Board Composition

In accordance with the terms of our Restated Certificate of Incorporation (or “Certificate of Incorporation”) and our Amended and Restated Bylaws (our “Bylaws”), our Board is divided into three classes—Class I, Class II and Class III—with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	The Class I directors are Gary S. Michel, Anthony Munk and Steven E. Wynne, whose terms are set to expire at the annual meeting of stockholders to be held in 2021;

•	The Class II directors are William F. Banholzer, Martha S. Byorum, Greg G. Maxwell and Matthew D. Ross, whose terms are set to expire at the annual meeting of stockholders to be held in 2022; and

•

The Class III directors are Suzanne L. Stefany, Bruce M. Taten and Roderick C. Wendt, whose terms are set to expire at the Annual Meeting. If elected, then each of these directors’ terms will next expire (i) at the annual meeting of stockholders to be held in 2021 if our stockholders approve the Declassification Amendment (as defined herein) under Proposal One; or (ii) at the annual meeting of stockholders to be held in 2023 if our stockholders do not approve the Declassification Amendment under Proposal One.

If our stockholders approve the Declassification Amendment under Proposal One, then our Board will become fully declassified by the annual meeting of stockholders to be held in 2022.

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board with flexibility in determining the appropriate leadership structure for the Company. Our Board has elected to separate the roles of Chief Executive Officer and Chairman. These positions are currently held by Gary S. Michel, our President and Chief Executive Officer, and Matthew D. Ross, our Chairman. The Board believes that a leadership structure that separates these roles is appropriate for the Company due to the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairman provides guidance to the Chief Executive Officer, chairs board meetings, presides over executive sessions of non-management directors and provides information to the members of our Board in advance of such meetings.

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Risk Oversight

The Board is responsible for overseeing the Company’s enterprise risk management program. As described more fully below, the Board fulfills this responsibility both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. At least annually, the Board reviews with management the strategic risks and opportunities facing the Company. Other important categories of risk as described below are assigned to designated Board committees, which report their activities to the full Board.

The standing committees oversee the following risks:

Committee	Primary Areas of Risk Oversight

Audit Committee	Risks related to major financial risk exposures, significant legal, regulatory and compliance issues, and internal controls

Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation and executive succession planning

Governance and Nominating Committee	Risks related to corporate governance, environmental and social matters, effectiveness of Board and director candidates, conflicts of interest and director independence, as well as stockholder concerns

The Audit Committee meets at least quarterly with our Chief Financial Officer, head of Internal Audit, General Counsel and our independent auditor to receive regular updates regarding management’s assessment of risk exposures, including liquidity, credit and operational risks such as data privacy and cybersecurity, and the processes in place to monitor such risks and review results of operations, financial reporting and assessments of internal controls over financial reporting.

The Compensation Committee meets at least quarterly to consider management’s assessment of employee and compensation risks, monitor incentive and equity-based compensation plans and, at least annually, review the Company’s compensation programs to ensure they are appropriately aligned with the Company’s strategic direction and avoid incentivizing unnecessary or excessive risk taking.

The Governance and Nominating Committee meets quarterly to oversee risks related to overall corporate governance, including board and committee composition and succession planning, director candidates and independence matters.

Our Board believes that the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Meetings of the Board and Its Committees

During the fiscal year ended December 31, 2019, the Board held six meetings. All of the directors who served during the fiscal year ended December 31, 2019 attended at least 75% of the total meetings of the Board and each of the Board committees on which such director served during their respective tenures. Directors are expected to make best efforts to attend all Board meetings, all meetings of the committee or committees of the Board of which they are a member and the annual meeting of stockholders. Attendance by telephone or videoconference is deemed attendance at a meeting. All of our directors attended the annual meeting of stockholders held in 2019.

Pursuant to our Corporate Governance Guidelines, our Board plans to hold at least four meetings each year, with additional meetings to occur (or action to be taken by unanimous consent, either in writing or by electronic transmission) at the discretion of the Board.

Executive Sessions of Non-Management Directors

Pursuant to our Corporate Governance Guidelines, in order to ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at all Board meetings with no members of senior management present. Our Chairman presides at these executive sessions. In addition, our independent directors meet in executive session at most of our Board meetings. The chair of the Governance and Nominating Committee typically presides at those executive sessions.

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Communications with the Board

A stockholder or any interested party may submit a written communication to the Board or to the chairperson of any of the Audit, Compensation, or Governance and Nominating Committees, or to the Chairman of the Board or the non-management or independent directors as a group, by addressing such communications to: Corporate Secretary, JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. The Corporate Secretary will, as appropriate, forward such communication to our Board or to any individual director, select directors or committee of our Board to whom the communication is directed. Such communications may be made confidentially or anonymously.

Committees of the Board

The Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee, as described below. Each of these committees currently consists entirely of independent directors. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee operates under a written charter approved by the Board, copies of which are available in the Governance section of our website at investors.jeld-wen.com.

The following table shows the membership of each committee of our Board as of December 31, 2019, and the number of meetings held by each committee during the fiscal year ended December 31, 2019.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee

William F. Banholzer		✓

Martha S. Byorum	✓

Greg G. Maxwell	Chair		✓

Gary S. Michel

Anthony Munk

Matthew D. Ross

Suzanne L. Stefany		✓	Chair

Bruce M. Taten		Chair	✓

Roderick C. Wendt

Steven E. Wynne	✓

Number of Meetings in 2019	6	7	4

Audit Committee

The current members of the Audit Committee are Greg G. Maxwell (Chair), Martha S. Byorum and Steven E. Wynne. The Board has determined that (i) Mr. Maxwell qualifies as our “audit committee financial expert” within the meaning of regulations adopted by the SEC and (ii) all members of the Audit Committee are financially literate and independent within the meaning of the NYSE listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and internal audit functions. The Audit Committee is responsible for the appointment of the Company’s independent auditor and reviews at least annually their qualifications and performance. The Audit Committee also reviews the scope of audit and non-audit assignments and related fees. The Audit Committee, on behalf of the Board, is responsible for overseeing the Company’s major financial risk exposures, including data protection, cybersecurity, business continuity and operational risks, and the steps management has taken to identify, assess, monitor, control, remediate and report such exposures. The Audit Committee reviews with the Company’s General Counsel and Chief Compliance Officer legal matters that could have a significant impact on the Company’s financial statements, as well as compliance with the Company’s Code of Business Conduct and Ethics. See the “Risk Oversight” section for more details on the roles of the Board and standing committees in the Company’s risk management process.

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The charter of the Audit Committee permits the committee to delegate, in its discretion, its duties and responsibilities to one or more subcommittees as it deems appropriate.

Compensation Committee

The current members of the Compensation Committee are Bruce M. Taten (Chair), William F. Banholzer and Suzanne L. Stefany. All members of the Compensation Committee are independent within the meaning of the NYSE listing standards.

The principal responsibilities of the Compensation Committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements and authorize the Company to enter into employment and other employee-related agreements.

The charter of the Compensation Committee permits the committee to delegate, in its discretion, its duties and responsibilities to a subcommittee of the Compensation Committee as it deems appropriate and to the extent permitted by applicable law.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Suzanne L. Stefany (Chair), Greg G. Maxwell and Bruce M. Taten. All members of the Governance and Nominating Committee are independent within the meaning of the NYSE listing standards.

The Governance and Nominating Committee assists our Board in identifying qualified individuals with sufficiently diverse and independent backgrounds, including with respect to age, gender, race and specialized experience, to serve on our Board. The Governance and Nominating Committee makes recommendations to the Board concerning committee appointments, reviews related-party transactions, and oversees the annual evaluation of the Board and the committees of the Board. The Governance and Nominating Committee assists the Board in overseeing enterprise risk by identifying, evaluating and monitoring sustainability and environmental trends, issues and risks.

The charter of the Governance and Nominating Committee permits the committee to, in its sole discretion, delegate its duties and responsibilities to one or more subcommittees as it deems appropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee. No interlocking relationship exists between any member of our Compensation Committee and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

No Hedging and No Pledging Policy

The Company’s Securities Trading and Disclosure Policy prohibits all directors and executive officers of the Company from engaging in short-term or speculative transactions involving Company securities, including the purchase or sale of financial instruments (including options, puts, calls, straddles, equity swaps or other derivative securities that are directly linked to Company stock) or other transactions (such as short sales) that are designed to, or that have the effect of, hedging or offsetting any decrease in the market value of Company stock.

Likewise, the policy prohibits pledging of Company stock as collateral by directors and executive officers. The policy also allows the Board to waive the policy under exceptional circumstances. No director or executive officer has pledged Company stock or sought a waiver of the policy since the adoption of the policy in connection with the Company’s initial public offering (“IPO”) in 2017. At the time of the IPO, one director (Mr. Wendt) had an outstanding pledge of 220,000 shares (approximately 6% of his beneficial holdings at the time) securing a loan that had been in effect for several years. Because the pledge was entered prior to the adoption of the policy and to

2020 Proxy Summary	|	5

avoid any hardship on Mr. Wendt that would have resulted from requiring him to eliminate the pledge, the Board granted a waiver for the existing pledge at the time of the IPO, and that pledge remains outstanding. Mr. Wendt has advised the Board that he is endeavoring to reduce the size of and ultimately eliminate the pledge of Company stock.

Director and Executive Officer Share Ownership Guidelines

Our directors, executive officers and certain other senior executives are required to maintain a minimum equity stake in the Company. This policy reflects the Board’s belief that our directors and most senior executives should maintain a significant personal financial stake in JELD-WEN to promote long-term stockholder value. In addition, the policy helps align executive and stockholder interests, which reduces the incentive for excessive short-term risk taking. Each of our NEOs and certain other executive officers are required to acquire and maintain ownership of shares of our common stock equal to a specified multiple of his or her base salary, which ranges from one to five times base salary, as shown in the table below. In addition, our directors must obtain common stock or restricted stock units (“RSUs”) with a value equivalent to four times the annual cash retainer within five years of the later of the IPO or joining the Board. Each director and executive officer subject to a share ownership requirement must retain 50% of all net shares (post-tax) that vest until achieving his or her minimum share ownership requirement.

Chief Executive Officer	5x annual base salary

Chief Financial Officer	3x annual base salary

Other Executive Officers	2x annual base salary

Other officers designated by the Board	1x annual base salary

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2. Board of Directors

Role of the Board of Directors

The Board oversees the management of the Company’s business and affairs. Stockholders elect the members of the Board to act on their behalf and to oversee their interests. Unless reserved to the stockholders under applicable law or our Bylaws, all corporate authority resides in the Board as the representative of the stockholders.

The Board selects and appoints executive officers to manage the day-to-day operations of the Company, while retaining ultimate oversight responsibilities. Together, the Board and management share an ongoing commitment to the highest standards of corporate governance and ethics. The Board reviews all aspects of our governance policies and practices, including our Corporate Governance Guidelines and the Company’s Code of Business Conduct, at least annually and makes changes as necessary. The Corporate Governance Guidelines and the Code of Business Conduct, along with all committee charters, are available in the Governance section of the Company’s website at investors.jeld-wen.com.

Director Selection Process and Qualifications

The Governance and Nominating Committee is responsible for identifying and reviewing the qualifications of potential director nominees and recommending to the Board those candidates to be nominated for election to the Board. The Governance and Nominating Committee does not apply any specific minimum qualifications when considering director nominees. Instead, the Governance and Nominating Committee considers all factors it deems appropriate, which may include, among others:

•	ensuring that the Board, as a whole, is appropriately diverse and the extent to which a candidate would fill a present need on the Board;

•	the Board’s size and composition;

•	our corporate governance policies and any applicable laws;

•	individual director performance, expertise, relevant business and financial experience, integrity and willingness to serve actively;

•	the number of other public and private company boards on which a director candidate serves; and

•	consideration of director nominees properly proposed by third parties with the legal right to nominate directors or by stockholders in accordance with our Bylaws.

The Governance and Nominating Committee monitors the mix of specific experience, qualifications and skills of the directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although the Company does not have a formal policy with respect to diversity, as a matter of practice, the Governance and Nominating Committee considers diversity in the context of the Board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Stockholders may also nominate directors for election at the Company’s annual stockholders meeting by following the provisions set forth in our Bylaws, whose qualifications the Governance and Nominating Committee will consider and evaluate on a basis substantially similar to the basis on which it considers other nominees.

In connection with our proposed corporate governance enhancements as further described under “Proposals to be Voted on at the Annual Meeting,” the Company entered into a Letter Agreement with Onex Partners Management LP (“Onex Partners”) on February 19, 2020. Under the Letter Agreement, Onex Partners has agreed to vote all shares of our common stock beneficially owned by any of the Onex Entities (as defined in the Letter Agreement) in favor of our proposed corporate governance enhancements at the Annual Meeting and, if necessary, at the Company’s 2021 Annual Meeting of Stockholders. In exchange, the Company will nominate for election to the Board at any annual or special meeting at which the election of directors is an item of business (i) two qualified persons designated by Onex Partners for so long as the Onex Entities beneficially own and have a pecuniary interest in at least twenty percent (20%) of our common stock or (ii) one qualified person designated by Onex Partners for

2020 Proxy Summary	|	7

so long as the Onex Entities beneficially own and have a pecuniary interest in less than twenty percent (20%) but greater than twelve and a half percent (12.5%) of our common stock. Onex Partners and its affiliates owned approximately 32.6% of our outstanding shares of Common Stock as of December 31, 2019. Two of our current directors, including our Chairman, Matthew D. Ross, are affiliates of Onex Partners. The directors who are affiliated with Onex Partners are not subject to election at the Annual Meeting.

Members of the Board of Directors

The following table sets forth, as of March [    ], 2020, the name and age of each director of the Company:

Name	Age	Position

William F. Banholzer	63	Director

Martha S. Byorum	71	Director

Greg G. Maxwell	63	Director

Gary S. Michel	57	Director and Chief Executive Officer

Anthony Munk	59	Director

Matthew D. Ross	43	Chairman of the Board

Suzanne L. Stefany	56	Director

Bruce M. Taten	64	Director

Roderick C. Wendt	65	Vice Chairman and Director

Steven E. Wynne	68	Director

Set forth below is a brief account of the business experience and qualifications of each of our directors.

Director Since: 2017 Age: 63 JELD-WEN Committees: • Compensation

William F. Banholzer

Class II Director. Dr. Banholzer currently serves as a Senior Advisor to McKinsey & Company and as a consultant in the Gerson Lehrman Group. Since October 2013, he has served as a Research Professor at the University of Wisconsin, with appointments in the Chemical & Biological Engineering Department and Chemistry Department. After a 30-year career in industrial research, Dr. Banholzer retired from Dow Chemical Company in January 2014 having served, most recently, as Executive Vice President since 2010 and as Chief Technology Officer since July 2005. He also led Dow Chemical’s Venture Capital, Licensing and New Business Development activities. Prior to his time at Dow Chemical, Dr. Banholzer had a 22-year career with General Electric Company where he held positions of increasing authority including his role of Vice President, Global Technology, GE Advanced Materials. Dr. Banholzer holds a bachelor’s degree in chemistry from Marquette University as well as a master’s degree and doctorate in chemical engineering from the University of Illinois. He is a certified Six Sigma Master Black Belt in Reliability Engineering.

Dr. Banholzer brings to the Board expertise in technology, innovation and governance and extensive management experience with leading industrial companies.

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Director Since: 2014 Age: 71 JELD-WEN Committees: • Audit Other Public Company Boards: • Tecnoglass Inc. • Northwest Natural Gas Company • Opes Acquisition Corp.

Martha (Stormy) Byorum

Class II Director. Ms. Byorum is the Founder and CEO of Cori Investment Advisors, LLC, a provider of alternative finance solutions for Latin American and U.S. Hispanic investors, which was spun off in 2003 from Violy, Byorum & Partners Holdings, LLC, a leading independent strategic advisory and investment banking firm specializing in Latin America. Previously Ms. Byorum was an Executive Vice President of Stephens, Inc., a private investment banking firm, from 2005 through 2013, and Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc., from 2005 to 2012. In 1996, prior to co-founding Violy, Byorum & Partners Holdings, LLC, Ms. Byorum ended a 24-year career at Citibank, where, among other roles, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin America Banking Group from 1986 to 1990, overseeing $15 billion in loans and coordinating activities in 22 countries. Ms. Byorum was later appointed head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and a Customer Group Head with global responsibilities. She holds a B.B.A. from Southern Methodist University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Ms. Byorum brings to the Board expertise in finance and extensive management experience across a number of entities.

Director Since: 2017 Age: 63 JELD-WEN Committees: • Audit (chair) • Governance and Nominating Other Public Company Boards: • Range Resources Corporation

Greg G. Maxwell

Class II Director. Mr. Maxwell served as Executive Vice President, Finance, and Chief Financial Officer for Phillips 66, a diversified energy manufacturing and logistics company, from April 2012 until his retirement in December 2015. From 2003 until 2012, Mr. Maxwell served as Senior Vice President, Chief Financial Officer and Controller for Chevron Phillips Chemical Company, a petrochemical company jointly owned by Chevron Corporation and Phillips 66. He also served as Vice President, Chief Financial Officer and a member of the board of directors of Phillips 66 Partners LP and on the board of directors of DCP Midstream LLC and Chevron Phillips Chemical Company until his retirement in 2015. He has over 40 years of experience in various financial roles within the petrochemical and oil and gas industries. In addition, he is a certified public accountant and a certified internal auditor. Mr. Maxwell earned a Bachelor of Accountancy degree from New Mexico State University in 1978.

Mr. Maxwell brings to our Board expertise in accounting, finance, internal audit, information technology and corporate and strategic planning.

2020 Proxy Summary	|	9

Director Since: 2018 Age: 57 Other Public Company Boards: • Cooper Tire & Rubber Company

Gary S. Michel

President and Chief Executive Officer, Class I Director. Mr. Michel joined the Company from Honeywell International, Inc., where he served as the President and Chief Executive Officer of the Home and Building Technologies strategic business group since October 2017. Prior to that, he spent 32 years at Ingersoll Rand, most recently as Senior Vice President and president of its residential heating, ventilation and air conditioning business and as a member of Ingersoll Rand’s enterprise leadership team from 2011 to 2017. He began his career there in 1985 as an application engineer and held various product, sales and business management roles before moving into a series of leadership positions across various geographic and market segments. Mr. Michel holds a B.S. in mechanical engineering from Virginia Tech and an M.B.A. from the University of Phoenix.

Mr. Michel was selected to serve on JELD-WEN’s Board in light of his extensive background in management, engineering and global sales, and his position as our CEO.

Director Since: 2011 Age: 59 Other Public Company Boards: • Clarivate Analytics Plc

Anthony Munk

Class I Director. Mr. Munk is a Senior Managing Director at Onex Corporation (“Onex”). Since joining Onex in 1988, Mr. Munk has worked on numerous private equity transactions. Mr. Munk previously served on the board of directors of Barrick Gold Corporation, RSI Home Products, Husky Injection Molding Systems Ltd., Cineplex Inc., SMG Holdings, Inc. and Jack’s Family Restaurants. Prior to joining Onex, Mr. Munk was a Vice President with First Boston Corporation in London, England and an Analyst with Guardian Capital in Toronto. Mr. Munk holds a B.A. from Queen’s University.

Mr. Munk’s experience in a variety of strategic and financing transactions and investments qualifies him to serve as a member of our Board. His high level of financial expertise is a valuable asset to our Board, and as an executive with Onex, he has extensive knowledge of our business.

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Director Since: 2011 Age: 43

Matthew D. Ross

Chairman and Class II Director. Mr. Ross is a Managing Director of Onex Partners, an affiliate of Onex, and has served as our Chairman since May 2019. Mr. Ross joined Onex in 2006 and is responsible for Onex’s efforts in the building products, retail and restaurant industries. Prior to joining Onex, Mr. Ross spent five years with the private equity funds of Brown Brothers Harriman & Co. as well as DB Capital Partners, the former private equity division of Deutsche Bank AG. Mr. Ross previously served on the board of directors of Jack’s Family Restaurants, Moran Foods, LLC (d/b/a “Save-A-Lot”) and RSI Home Products. Mr. Ross holds a B.A. from Amherst College and an M.B.A. from The Wharton School at the University of Pennsylvania.

Mr. Ross’s experience in a variety of strategic and financing transactions and investments qualifies him to serve as a member of our Board. As an executive with Onex who has a specific focus on investments in the building products industry, Mr. Ross has extensive knowledge of our business as well as the markets in which we operate.

Director Since: 2017 Age: 56 JELD-WEN Committees: • Governance and Nominating (chair) • Compensation

Suzanne L. Stefany

Class III Director. Ms. Stefany has served as a partner for the Strategic Advisory Group at PJT Partners, a global advisory-focused investment bank, since August 2017. From 2005 until August of 2017, Ms. Stefany held the roles of Managing Director and Global Industry Analyst at Wellington Management Company, where she was responsible for investing portfolios and recommending stocks for a variety of global industries. Prior to joining Wellington Management Company, Ms. Stefany built her investment advisory career, spending time at companies such as Loomis Sayles, Invesco Capital Management and Putnam Investments. She holds bachelor’s degrees in Economics and Spanish from Tufts University and earned a master’s degree in Finance from the Sloan School of Management at Massachusetts Institute of Technology, where she was awarded the Martin Trust Fellowship through the recommendation of peers and faculty.

Ms. Stefany is recognized as an expert in her field and brings to the Board over 20 years of investment advisory experience, specializing in strategy and shareholder value creation.

2020 Proxy Summary	|	11

Director Since: 2014 Age: 64 JELD-WEN Committees: • Compensation (chair) • Governance and Nominating

Bruce M. Taten

Class III Director. Mr. Taten served as Senior Vice President, General Counsel and Chief Compliance Officer for Cooper Industries, plc from 2008 until its merger with Eaton Corporation in October 2012. Previously, Mr. Taten was Vice President and General Counsel at Nabors Industries from 2003 until 2008 and earlier practiced law with Simpson Thacher & Bartlett LLP and Sutherland Asbill & Brennan LLP. Before attending law school, he practiced as a C.P.A. with Peat Marwick Mitchell & Co., which is now KPMG, in New York. Mr. Taten previously served on the board of directors of Moran Foods, LLC (d/b/a “Save-A-Lot”). Mr. Taten currently is a practicing attorney and private investor. He is admitted to practice law in the states of Texas and New York. Mr. Taten holds a B.S. and Masters degree from Georgetown University and a J.D. from Vanderbilt University.

Mr. Taten brings experience in corporate governance, mergers and acquisitions, tax, finance and securities offerings and compliance to the Board.

Director Since: 1985 Age: 65

Roderick C. Wendt

Vice Chairman and Class III Director. Mr. Wendt has served as Vice Chairman since January 2014. He joined the Company in 1980, working in various legal, marketing, window manufacturing and sales positions of increasing authority, culminating in his service as President and Chief Executive Officer from 1992 to August 2011. Mr. Wendt served as Executive Chairman and Chief Executive Officer of the Company from 2011 to March 2013. Mr. Wendt served as a director of the Portland Branch at the Federal Reserve Bank of San Francisco from 2009 to 2014 and as its chairman from 2013 to 2014. He has been a Managing Member of Spruce Street Ventures since 2013. He also served as a member of the Economic Advisory Council at the Federal Reserve Bank of San Francisco from 2006 to 2008. He earned a B.A. from Stanford University and a J.D. from Willamette University College of Law and is a member of the Oregon State Bar. Mr. Wendt is the son of our late founder, Richard L. Wendt.

Mr. Wendt provides helpful insight into the Company’s operations, risks and opportunities developed through his years of experience as an executive of the Company and extensive knowledge of the markets in which we operate.

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Director Since: 2012 Age: 68 JELD-WEN Committees: • Audit Other Public Company Boards: • FLIR Systems, Inc. • Northwest Natural Gas Company

Steven E. Wynne

Class I Director. Mr. Wynne has served as an Executive Vice President of Health Services Group, a diversified health insurance company, since July 2012 and previously served as Senior Vice President from February 2010 to January 2011. From January 2011 through July 2012, he served as Executive Vice President of the Company. From March 2004 through March 2007, Mr. Wynne was President and Chief Executive Officer of SBI International, Ltd., the parent company of sports apparel and footwear company Fila. From August 2001 through March 2002, and from April 2003 through February 2004, he was a partner in the Portland, Oregon law firm of Ater Wynne LLP. From April 2002 through March 2003, Mr. Wynne served as acting Senior Vice President and General Counsel of FLIR Systems, Inc., a publicly traded technology company. Mr. Wynne received a B.A. and a J.D. from Willamette University.

Mr. Wynne has developed a high degree of familiarity with the Company’s operations, risks and opportunities through his experience as an executive of the Company and his extensive management experience across a number of entities.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and the listing standards of the NYSE, a director is not independent unless our Board affirmatively determines that he or she does not have a material relationship with us or any of our subsidiaries. Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current listing standards of the NYSE. Our Corporate Governance Guidelines require our Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board has affirmatively determined that William F. Banholzer, Martha S. Byorum, Greg G. Maxwell, Suzanne L. Stefany, Bruce M. Taten and Steven E. Wynne are independent directors under the rules of the NYSE and independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Director Resignation Policy

Our Corporate Governance Guidelines require any incumbent non-employee director nominee who does not receive the affirmative vote of the majority of shares voted in connection with his or her uncontested election to tender his or her resignation from the Board promptly following certification of the stockholder vote. The Governance and Nominating Committee will consider and recommend to the Board whether to accept the resignation. The Board will act on the recommendation and disclose publicly the results of its decision. Any director who tenders his or her offer of resignation under this policy will not participate in the deliberation or determination whether to accept the resignation.

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Director Compensation Structure

The Board approved a Non-Employee Director Compensation Policy that sets the compensation of our non-employee directors. The Governance and Nominating Committee reviews this policy on an annual basis, typically in conjunction with the annual meeting of stockholders, and recommends changes to the Board as it deems appropriate.

The following table describes the components of our non-employee directors’ compensation for 2019:

Compensation Element	Compensation Amount

Annual Cash Retainer	$90,000 paid quarterly in arrears

Annual Equity Retainer	$120,000 in RSUs that vest one year from the date of grant

Board and Committee Fees	None

Committee Chair Fee*	$25,000 for the Audit Committee $18,000 for the Compensation Committee $15,000 for the Governance and Nominating Committee

Board Chair Fee**	$100,000 paid quarterly in arrears

Stock Ownership Guidelines	Ownership of common stock or RSUs equivalent to four times the annual cash retainer within five years of the later of the IPO or joining the Board***

*	Committee chair fees paid unless such position is held by the Chairman of the Board or an employee of Onex.

**	Board chair fee paid unless position is held by an employee of JELD-WEN or of Onex.

***

As of December 31, 2019, each of Messrs. Taten, Wendt and Wynne and Ms. Byorum satisfied this guideline. All other directors (other than employees of Onex, to whom the requirement does not apply) are expected to satisfy this guideline within the required period.

Annual Cash Retainer

In 2019, non-employee directors received an annual cash retainer of $90,000, paid quarterly in arrears. Under the Non-Employee Director Compensation Policy, members of the Board who are our employees receive no additional compensation for their service on the Board. Our employee-directors in 2019 were Messrs. Michel and Wendt. Amounts due to members of our Board who are employees of Onex are paid directly to Onex. In 2019, Messrs. Munk and Ross were the only directors who were also employees of Onex.

Annual Equity Retainer

In 2019, eligible non-employee directors were entitled to an annual grant of $120,000 in RSUs under the Company’s 2017 Omnibus Equity Plan (the “Omnibus Equity Plan”), which RSUs vest one year from the date of the grant, subject to continued service on the Board through the earlier of the vesting date or the end of the director’s term. The cash value of awards due to members of the Board who are employees of Onex are paid directly to Onex in cash on the first anniversary of the date of grant. In accordance with this policy, on May 9, 2019, (a) each of Messrs. Banholzer, Maxwell, Taten and Wynne and Ms. Byorum and Ms. Stefany received a grant of 5,733 RSUs, and (b) the Company paid $220,000 to Onex, reflecting the cash equivalent of RSUs granted to the other two non-employee directors on April 26, 2018 that otherwise would have been granted to Messrs. Munk and Ross.

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2019 Director Compensation

The following table provides summary information for the year ended December 31, 2019, relating to compensation paid to or accrued by us on behalf of our non-employee directors who served in this capacity during 2019. Pursuant to the Non-Employee Director Compensation Policy approved by the Board, (a) Messrs. Michel and Wendt were employees of the Company and consequently did not receive any additional compensation for serving as a director, and (b) Messrs. Munk and Ross were employees of Onex, so the cash value of their compensation was paid to Onex. Mr. Michel’s compensation is reported in the Summary Compensation Table and related compensation tables beginning on page 30.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards($)(2)	All Other Compensation	Total
William F. Banholzer	$ 90,000	$120,000	—	—	$210,000
Martha S. Byorum (3)	$ 97,500	$120,000	—	—	$217,500
Greg G. Maxwell	$115,000	$120,000	—	—	$235,000
Anthony Munk (4)	$210,000	—	—	—	$210,000
Matthew D. Ross (4)	$210,000	—	—	—	$210,000
Suzanne L. Stefany (3)	$ 97,500	$120,000	—	—	$217,500
Bruce M. Taten	$108,000	$120,000	—	—	$228,000
Roderick C. Wendt (5)	—	—	—	$208,000	$208,000
Steven E. Wynne	$ 90,000	$120,000	—	—	$210,000

(1)

Reflects the grant date fair value of RSUs, calculated in accordance with FASB ASC Topic 718. For 2019, the calculation is described in Note 22—Stock Compensation in our audited financial statements for the year ended December 31, 2019 in our Annual Report on Form 10-K into which this Proxy Statement is incorporated by reference. As of December 31, 2019, each of Messrs. Banholzer, Maxwell, Taten and Wynne and Mmes. Byorum and Stefany had 5,733 RSUs outstanding.

(2)	As of December 31, 2019, Mr. Wynne had 5,857 vested stock options outstanding.

(3)	Committee chair fees paid to Mmes. Byorum and Stefany in 2019 were prorated to reflect Ms. Stefany’s succession to Ms. Byorum as Chair of the Governance and Nominating Committee in May 2019.

(4)

Pursuant to the Non-Employee Director Compensation Policy, the cash value of compensation payable to Onex directors is paid directly to Onex. The cash amounts included in the “Fees Earned or Paid in Cash” column for Messrs. Munk and Ross represent the (i) $90,000 of cash retainer which is paid to Onex on behalf of the Onex directors and (ii) $120,000 in respect of RSUs that would have been payable in 2019 but for the fact that they were Onex directors, to be paid on the first anniversary of the date of grant to Onex on behalf of the Onex directors in 2020.

(5)	Mr. Wendt is an employee of the Company. In 2019, he received a salary of $200,000 and 401(k) matching contributions of $8,000.

Policy Regarding Certain Relationships and Related Party Transactions

Our Board has adopted a written policy providing that the Governance and Nominating Committee will review and approve or ratify transactions in which we participate and in which a related party has or will have a direct or indirect material interest. Under this policy, the Governance and Nominating Committee is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Governance and Nominating Committee is to approve only those related party transactions that the Governance and Nominating Committee believes are in the best interests of the Company. In particular, our policy with respect to related party transactions requires our Governance and Nominating Committee to consider the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director has a position or relationship; the overall fairness of the transaction to both the Company and the related party; and any other matters the Governance and Nominating Committee deems appropriate. A “related party” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

2020 Proxy Summary	|	15

We, Onex, certain of our directors and executive officers and other pre-IPO stockholders entered into a registration rights agreement dated October 3, 2011 in connection with the Onex investment that was amended and restated on January 24, 2017 in connection with our IPO, amended further on May 12, 2017 and November 12, 2017 (as amended and restated and as subsequently amended, the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, certain stockholders who are party to the Registration Rights Agreement have the right to require us to register their shares under the Securities Act of 1933, as amended (the “Securities Act”) under specified circumstances, including the right to require us to facilitate underwritten offerings as well as to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period, and will have incidental registration rights in certain circumstances. The Registration Rights Agreement was originally entered into prior to the adoption of our related-party transactions policy. No rights were exercised pursuant to the Registration Rights Agreement during the fiscal year ended December 31, 2019.

In May 2019, we sold our subsidiary, Creative Media Development, Inc., for $6.5 million. Mr. Wendt (director) has a 1/7 ownership interest in the buyer and Mr. Wynne (director) served as an advisor to the buyer. The Governance and Nominating Committee considered all of the relevant facts and circumstances, including the benefits of the sale to the Company, the potential impact of the sale on Mr. Wynne’s independence and the overall fairness of the transaction to the Company and Messrs. Wendt and Wynne. The Governance and Nominating Committee concluded that the sale was in the best interest of the Company and approved the transaction.

Other than described above, we did not enter into any new related party transactions during the fiscal year ended December 31, 2019 in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We have not made payments to non-employee directors, other than the fees they are entitled as described in “Director Compensation Structure” and reimbursement of expenses related to their services as a director. Compensation paid to employee directors is described in the “Summary Compensation Table” for Mr. Michel and in “2019 Director Compensation” for Mr. Wendt.

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Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned (as of the close of business on March 9, 2020) by each of our directors and NEOs, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. The table also shows the number of shares of our common stock beneficially owned by each person known to us to beneficially own more than 5% of the outstanding shares of the Company. Determinations as to the identity and holdings of 5% stockholders are based upon filings with the SEC and other publicly available information. Information with respect to beneficial ownership is based upon information known to us or furnished to us by each director or executive officer, and on information reported in Schedules 13D or 13G filed with the SEC, as the case may be.

	Number of Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Shares(1)
NEOs and Directors
Gary S. Michel (2)	116,069	*
John R. Linker (3)	108,612	*
Timothy R. Craven(4)	96,597	*
Laura W. Doerre (5)	101,919	*
Peter Farmakis (6)	126,408	*
William F. Banholzer	5,836	*
Martha S. Byorum	12,822	*
Greg G. Maxwell	6,615	*
Anthony Munk (7)	0	*
Matthew D. Ross (7)	0	*
Suzanne L. Stefany	4,224	*
Bruce M. Taten	45,142	*
Roderick C. Wendt (8)	508,753	*
Steven E. Wynne (9)	66,938	*
All executive officers and directors as a group (14 persons)	1,199,935	1.19%

5% Holders
Onex (10)	32,101,820	31.90%
Pzena Investment Management, LLC (11)	7,976,393	7.90%
The Vanguard Group Inc. (12)	6,039,831	6.00%
Wellington Management Group LLP (13)	6,536,576	6.50%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The percentage of beneficial ownership is based on 100,754,836 shares outstanding as of March 9, 2020.

(2)	Includes 93,039 shares of common stock issuable upon the exercise of currently vested options.

(3)

Includes 96,077 shares of common stock issuable upon the exercise of currently vested options. Also includes 26 shares of common stock held in an IRA account and 24 shares of common stock held in an IRA account for the benefit of his spouse. Mr. Linker and his spouse do not have investment power with respect to the shares held in these IRA accounts.

(4)	Includes 88,757 shares of common stock issuable upon the exercise of currently vested options.

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(5)	Includes 58,963 shares of common stock issuable upon the exercise of currently vested options.

(6)	Includes 119,687 shares of common stock issuable upon the exercise of currently vested options.

(7)

Does not include shares of common stock held by funds managed by an affiliate of Onex Corporation. Mr. Munk and Mr. Ross are directors of the Company, and Mr. Ross serves as Chairman. Mr. Munk is a Senior Managing Director of Onex Corporation and Mr. Ross is a Managing Director of Onex Corporation. Mr. Munk and Mr. Ross do not have voting or investment power with respect to the shares held by such funds.

(8)

Includes (i) 22,352 shares of common stock held through the Company’s ESOP; (ii) 8,773 shares of common stock held through the Company’s KSOP; (iii) 141,669 shares of common stock issuable upon the exercise of currently vested options; (iv) 309,559 shares of common stock held through the RC Wendt Revocable Trust; and (v) 26,400 shares of common stock held through the Roderick Wendt GST Trust. Mr. Wendt is the sole trustee of the RC Wendt Revocable Trust and the Roderick Wendt GST Trust. Mr. Wendt has or shares voting and investment control of shares held by the RC Wendt Revocable Trust and the Roderick Wendt GST Trust, and therefore may be deemed to have beneficial ownership of such shares. Mr. Wendt is also the beneficiary of the RC Wendt Revocable Trust. Mr. Wendt, as trustee and beneficiary of the RC Wendt Revocable Trust, has pledged 220,000 shares of common stock in the name of People’s Bank to secure a loan obligation. Effective March 1, 2018, Mr. Wendt ceased to have sole or shared voting or dispositive control over the shares held by the Richard Lester Wendt Revocable Living Trust and the Wendt Family Foundation and no longer may be deemed to beneficially own any shares held by those shareholders.

(9)	Includes 45,362 shares of common stock issuable upon the exercise of currently vested options.

(10)

Based solely upon information contained in the Schedule 13G filed with the SEC on behalf of Onex on February 13, 2020, which reported beneficial ownership by Onex Corporation and certain of its affiliates in the amounts listed in the table below. In each case, the reporting person reported shared voting and dispositive power with respect to all shares beneficially owned.

Reporting Person:	Reported Address:	Number of Shares Held of Record:	Number of Shares Beneficially Owned:
Onex Corporation (i)	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	7,586,315	32,101,820
Gerald W. Schwartz (i)(ii)	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	—	32,883,094
Onex Partners III LP	712 Fifth Avenue, 40th Floor New York, NY 10019	20,302,027	20,302,027
Onex Partners III GP LP (iii)	712 Fifth Avenue, 40th Floor New York, NY 10019	537,052	23,907,545
Onex US Principals LP	165 W Center Street, Suite 401 Marion, OH 43305	272,060	272,060
Onex Partners III PV LP	712 Fifth Avenue, 40th Floor New York, NY 10019	258,883	258,883
Onex Partners III Select LP	712 Fifth Avenue, 40th Floor New York, NY 10019	65,364	65,364
Onex BP Co-Invest LP	712 Fifth Avenue, 40th Floor New York, NY 10019	2,744,219	2,744,219
BP EI LLC	165 W Center Street, Suite 401 Marion, OH 43305	335,900	335,900
New PCo II Investments Ltd.	161 Bay Street P.O. Box 700 Toronto, ON, Canada M5J 2S1	781,274	781,274

(i)

Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the common stock held by (a) Onex Partners III LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III LP, (b) Onex BP Co-Invest LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex BP Co-Invest LP, (c) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., the general partner of Onex Partners III GP LP, (d) Onex US Principals LP, through Onex Corporation’s indirect ownership or control of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (e) Onex Partners III PV LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general

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partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III PV LP, (f) BP EI LLC, through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC, which owns all of the equity of BP EI LLC, and (g) Onex Partners III Select LP, through Onex Corporation’s indirect ownership or control of Onex Partners Manager GP ULC, the general partner of Onex Partners Manager LP, the agent of Onex Partners III GP LP, the general partner of Onex Partners III Select LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the common stock beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

(ii)

Mr. Gerald W. Schwartz may be deemed to beneficially own the common stock held by New PCo II Investments Ltd., through Mr. Schwartz’s indirect ownership or control of 1597257 Ontario Inc., which owns all of the equity of New PCo II Investments Ltd.

(iii)

Onex Partners III GP LP may be deemed to beneficially own the shares held of record by Onex Partners III LP., Onex BP Co-Invest LP, Onex Partners III GP LP, Onex Partners III PV LP, and Onex Partners III Select LP as described in note (i) above. Onex Partners III GP LP disclaims such beneficial ownership (except with respect to the shares held of record by such entity).

(11)

Based solely upon information contained in the Schedule 13G/A filed with the SEC on behalf of Pzena Investment Management, LLC on January 24, 2020, Pzena Investment Management, LLC and certain of its affiliates have sole voting power with respect to 6,782,074 shares and sole dispositive power with respect to all shares beneficially owned. The reported address of Pzena Investment Management, LLC is 320 Park Avenue, 8th Floor, New York, NY 10022.

(12)

Based solely upon information contained in the Schedule 13G/A filed with the SEC on behalf of The Vanguard Group Inc. on February 12, 2020, The Vanguard Group Inc. and certain of its affiliates have sole voting power with respect to 134,247 shares, shared voting power with respect to 9,900 shares, sole dispositive power with respect to 5,904,498 shares, and shared dispositive power with respect to 135,333 shares. The reported address of The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(13)

Based solely upon information contained in the Schedule 13G/A filed with the SEC on behalf of Wellington Management Group LLP on January 28, 2020, Wellington Management Group LLP and certain of its affiliates have shared voting power with respect to 5,672,836 shares and shared dispositive power with respect to all shares beneficially owned. The reported address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

The amounts and percentages of our common stock beneficially owned are reported on the basis of rules of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 9, 2020, including any shares of our common stock subject to an option that has vested or will vest within 60 days after March 9, 2020. More than one person may be deemed to be a beneficial owner of the same securities.

Unless otherwise indicated above, to our knowledge, all persons listed above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated above, the address for each person or entity listed above is c/o JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and each person who owns more than 10% of our outstanding common stock to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and make representations to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in the fiscal year ended December 31, 2019. Based solely on our review of the copies of such reports furnished to us or such representations, as appropriate, to our knowledge all of our executive officers and directors, and persons who owned more than 10% of our outstanding common stock, fully complied with the reporting requirements of Section 16(a) for the fiscal year ended December 31, 2019.

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3. COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) provides information about our compensation philosophy and practices in place during 2019 and the material elements of compensation paid to, awarded to, or earned by our named executive officers (“NEOs”) in 2019, who were:

Name	Title
Gary S. Michel	President and Chief Executive Officer
John R. Linker	Executive Vice President and Chief Financial Officer
Timothy R. Craven	Executive Vice President, Human Resources
Laura W. Doerre (1)	Executive Vice President, General Counsel and Chief Compliance Officer
Peter Farmakis	Executive Vice President and President, Australasia

(1)	Ms. Doerre resigned from the Company on March 4, 2020.

Section 1 – Compensation Objectives and Philosophy

The Compensation Committee (the “Committee”) believes that our executive compensation program should be structured to provide an attractive, flexible and market-based total compensation package tied to performance and aligned with the interests of our stockholders. Accordingly, the Committee’s executive compensation philosophy is as follows:

•

Reward Long-Term Growth and Profitability: rewarding executives for the achievement of long-term results aligns the interests of our NEOs with those of our stockholders, thereby providing long-term economic benefit to our stockholders;

•

Hire and Retain World-Class Talent: providing competitive financial incentives in the form of salary, bonus and benefits, and long-term equity awards allows us to attract and retain talented individuals in critical roles;

•

Pay for Performance: placing a significant portion of compensation at-risk through inclusion of performance-based metrics incentivizes NEOs, allowing flexibility for compensation to reflect each individual’s contribution to overall performance; and

•

Avoid Incentivizing Undue Risk: striking an appropriate balance between short-term and long-term performance permits the incorporation of risk-mitigation design features to discourage excessive risk-taking.

To achieve our objectives, we deliver executive compensation through a combination of the following components:

•	base salary;

•	annual cash bonuses that are tied to our annual operating plan;

•	long-term equity-based incentive compensation;

•	broad-based employee benefits; and

•	severance benefits.

Our executive compensation program includes base salaries and other benefits, including severance benefits, designed to attract and retain senior management talent. We also use annual cash incentive compensation and long-term equity incentives to ensure a performance-based delivery of pay that aligns, as closely as possible, the rewards to our NEOs with the long-term interests of our stockholders, while enhancing executive retention. Compensation of our NEOs is determined by the Committee, which considers feedback and recommendations from the CEO with respect to his direct reports along with general feedback from the Committee’s compensation consultant (described below).

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Pay Mix

The majority of target compensation for our NEOs, including the CEO, is at-risk variable compensation, with a significant portion of such compensation being equity-based compensation. This reflects the principles of our compensation philosophy: pay-for-performance through the use of at-risk variable pay, use of equity compensation to align executives’ interests with those of our stockholders, and encouragement of both outcomes and behaviors through the use of a mix of compensation elements. The following graphs set out the value of compensation elements for our CEO and other NEOs assuming performance at target:

Incentive Compensation Clawback Policy

To promote the highest level of financial integrity and ethical behavior, and to discourage excessive risk-taking, our Board adopted at the time of our IPO an Incentive Compensation Clawback Policy (the “clawback policy”) allowing the Board to recoup certain incentive-based compensation in the event of a material restatement of our financial statements or specific acts of improper conduct. Specifically, any performance-based compensation, including equity compensation and short-term incentive cash compensation, is subject to recoupment in the event of a material restatement of our financial statements or if the recipient engaged in fraud, willful misconduct or certain other acts that constitute “improper conduct” under the clawback policy. In the event of a material restatement, each officer of the company, as well as each employee whose fraud or willful misconduct resulted in the material restatement, would forfeit the amount of any incentive-based compensation paid during the three years preceding the date of the material restatement that the Board determines exceeds the amount the employee would have received had the revised financial statement(s) been used to determine the compensation. In the event of fraud, willful misconduct or certain other improper conduct—including violation of an employment agreement or Company policy (including the Code of Business Conduct), disclosing confidential information or trade secrets, or violating any non-solicitation or non-competition covenant—the employee engaging in such conduct would forfeit the amount of any incentive-based compensation paid during the period commencing one year prior to the improper conduct and continuing until the time the improper conduct is discovered, to the extent that the Board determines is appropriate under the circumstances. The clawback policy affords the Board broad discretion to determine the amount and extent of any clawback.

Use of Compensation Consultant

The Committee has engaged Willis Towers Watson (“WTW”) as its independent consultant to assist the Committee in fulfilling its responsibilities, including by providing advice, research and analysis on executive compensation trends and norms; determining the composition of our peer group for purposes of compensation comparison; and reviewing and analyzing peer group and industry information to assist with setting both specific elements of, and the total amount of, executive compensation. The Committee analyzed any relationships that WTW had with the Company, members of the Committee, executive officers and management, and concluded that, after

2020 Proxy Summary	|	21

consideration of the specific factors identified by the SEC and the NYSE that may affect the independence of compensation advisors, there were no independence or conflict-of-interest concerns related to WTW.

Peer Group

The Committee determines the appropriate level of both specific elements of and total compensation for our NEOs by considering numerous competitive, performance and other factors, including a comparison against a pre-selected peer group. In consultation with WTW, the Committee has identified a peer group to serve as a benchmark for determining the compensation of each of our North America-based NEOs. For the purpose of benchmarking Mr. Farmakis’s compensation, the Committee utilizes survey data regarding compensation of executives in comparable industries within the region that he oversees. The Committee does not target compensation at a specific percentile within the peer or industry group. Instead, it reviews market data provided by WTW to understand how our NEOs’ total compensation compares to competitive norms.

The Committee determined an appropriate peer group for purposes of compensation comparison, in consultation with WTW, by considering companies that meet all or most of the following factors: they operate in a comparable industry, they have comparable revenue and market capitalization and they are likely competitors with us for executive talent. The Committee considered each company individually, as well as the group as a whole, in determining a peer group appropriate for purposes of executive compensation comparison. Thirteen of the nineteen companies included in the Company’s peer group are in the building products industry, while the remaining six are either peers of those thirteen peers or in highly aligned products or sectors. The median revenue of the peer group is likewise aligned with the Company’s anticipated revenue. The Committee also considered the size of the peer group and determined that a robust peer group was desirable to mitigate potential year-over-year volatility in data.

For 2019, the Committee used the following peer group for purposes of executive compensation comparison:

A.O. Smith Corporation (AOS)	Mohawk Industries, Inc. (MHK)
Armstrong World Industries, Inc. (AWI)	Newell Brands Inc. (NWL)
Builders FirstSource, Inc. (BLDR)	Owens Corning (OC)
D.R. Horton, Inc. (DHI)	Ply Gem Group*
Fortune Brands Home & Security, Inc. (FBHS)	PulteGroup, Inc. (PHM)
Griffon Corporation (GFF)	Snap-on Incorporated (SNA)
Lennox International, Inc. (LII)	Universal Forest Products, Inc. (UFPI)
Martin Marietta Materials, Inc. (MLM)	USG Corporation
Masco Corporation (MAS)	Vulcan Materials Company (VMC)
Masonite International Corporation (DOOR)

*	Ply Gem Group merged with NCI Building Systems, Inc. and the combined company now operates as Cornerstone Building Brands, Inc. (CNR).

For 2020, the Committee determined that three peer companies historically used by the Company—D.R. Horton, Ply Gem Group and USG Corporation—had either ceased to exist as a standalone public company or had become less aligned with established peer criteria than in prior years and replaced them with three companies more closely aligned with those criteria: Allegion plc (ALLE), Resideo Technologies, Inc. (REZI) and Patrick Industries, Inc. (PATK).

2019 Say-On-Pay Advisory Vote

At our annual meeting of stockholders held in 2019, 89% of the votes cast on our say-on-pay proposal approved the compensation we paid to our executive officers. As a result of our stockholder support of our pay-for-performance compensation structure, among other considerations, the Committee decided not to implement any significant changes to our compensation programs in fiscal 2019.

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Section 2 – Compensation Program Design and Decisions

Base Salary

We believe it is important to pay our executives a competitive base salary. Each NEO is party to an employment agreement that provides for an annual base salary, which is subject to periodic review by the Committee. In establishing the initial base salary, we considered a number of factors, including market data for similar positions, as well as the duties and responsibilities of the position. NEOs do not receive automatic merit increases to their base salaries. Rather, the base salaries of our NEOs are reviewed annually by the Committee to determine whether an adjustment is appropriate. In making decisions regarding salary adjustments, the Committee takes into account numerous factors, none of which is dispositive or individually weighted, including the NEO’s performance, our financial results, the relative significance of the NEO’s business unit or function, the NEO’s past performance and potential for advancement, and comparable salaries paid to other executive officers with similar skills and experience in our peer group or industry.

The following table shows the 2019 annual base salary amounts for each of our NEOs. For Messrs. Michel and Farmakis, the amounts below reflect a 6.1% and 5.0% increase, respectively, from their base salaries for 2018.

Name	2019 Base Salary
Gary S. Michel	$875,000
John R. Linker	$450,000
Timothy R. Craven	$420,000
Laura W. Doerre	$500,000
Peter Farmakis (1)	$441,266

(1)	AU$630,000 reported in U.S. dollars at a conversion rate of U.S.$ 0.700422355/AU$1.00, the exchange rate in effect on December 31, 2019.

For 2020, the Committee approved increases in base salaries for Mr. Michel (to $1,000,000, an increase of 14.3%), Ms. Doerre (to $525,000, an increase of 5%), Mr. Linker (to $500,000, an increase of 11.1%) and Mr. Farmakis (to AU$645,000, an increase of 2.4%), effective February 24, 2020. In approving these increases, the Committee considered each NEO’s contributions and performance in 2019 as aligned to his or her objectives, the frequency and timing of past compensation changes, as well as his or her salary relative to similarly situated executives within our peer group (for Messrs. Michel and Linker and Ms. Doerre) and in comparable industries within the relevant geographic region (for Mr. Farmakis). The Committee did not approve any increase in base salary for Mr. Craven.

Annual Cash Incentives

We believe it is important to motivate our NEOs to achieve short-term performance goals by linking a portion of their annual cash compensation to the achievement of our Board-approved operating plan. Toward that end, we provide an annual cash incentive award opportunity to key members of management, including our NEOs, under the terms and conditions of the JELD-WEN Holding, Inc. Management Incentive Plan (the “MIP”). The Committee establishes the target bonus opportunities and the Company performance goals for the MIP (as described in greater detail below) in February of each year, and then communicates these targets to MIP participants. Following the end of each fiscal year, the Committee reviews our actual financial results relative to the established MIP performance goals and determines the level of performance achieved with respect to the Company performance goals for all MIP participants. The Committee considers the level of achievement of the Company performance goals as well as the achievement of the regional or individual performance goals applicable to each NEO. The Committee approves actual cash incentive payments for each NEO following such determinations.

2019 MIP Incentives

For 2019, each of our NEOs was eligible for an annual cash-based performance bonus under the MIP. Employment agreements with our NEOs establish minimum target MIP opportunities, and the Committee has discretion to assign target MIP opportunities above those levels. The Committee also establishes threshold and maximum MIP opportunities for each NEO. MIP payments are made based upon actual performance in the range between threshold and maximum achievement of performance goals. No payments under the MIP are made with

2020 Proxy Summary	|	23

respect to a particular performance goal if financial results are below the threshold performance level for the applicable performance goal. In addition, no payments under the Regional Performance Metrics (as defined below) are made if the financial results are below threshold performance levels for the Company Performance Metrics (as defined below).

In all instances, actual bonus payments under the MIP are subject to upward or downward adjustment at the discretion of the Committee based upon its evaluation of an NEO’s individual achievements or contributions to performance of the functions within his or her areas of responsibility. In addition, adjustments are permitted as deemed appropriate by the Committee to account for unanticipated or other significant events that warrant adjustment.

The Committee established the 2019 MIP opportunity for each of our NEOs, expressed as a percentage of base salary, as follows:

Name	Threshold	Target	Maximum
Gary S. Michel	66%	110%	220%
John R. Linker	45%	75%	150%
Timothy R. Craven	36%	60%	120%
Laura W. Doerre	45%	75%	150%
Peter Farmakis	36%	60%	120%

Company Performance Metrics

Pursuant to our MIP, the Committee established Company performance goals based on three financial measures under our 2019 operating plan (the “Company Performance Metrics”): (i) Adjusted EBITDA, (ii) Adjusted Free Cash Flow and (iii) Core EBITDA Margin Expansion (“Core Margin Growth”). In 2019, the Committee added Core Margin Growth to replace Adjusted EBITDA as a Percentage of Revenue, which was a metric used in 2018. Core Margin Growth, measured in basis points of Revenue and weighted 20%, is the amount by which Adjusted EBITDA derived from core business activities, which excludes the impact of foreign exchange and recent acquisitions impacting the plan year, changes from the previous year. This change eliminates partial redundancy between the Adjusted EBITDA and Adjusted EBITDA as a Percentage of Revenue metrics and drives focus on productivity. The Committee retained Adjusted EBITDA and Adjusted Free Cash Flow as performance metrics for 2019, weighted 40% each. For MIP purposes, we define Adjusted EBITDA as reported Adjusted EBITDA, excluding the impact of acquisitions during the plan year, and as may be further adjusted for discrete items by the Committee in its sole discretion. We define Adjusted Free Cash Flow as reported Free Cash Flow, excluding the impact of acquisitions during the plan year and unused capital under our annual budget, and as may be further adjusted for discrete items by the Committee in its sole discretion. For executives with global functional responsibilities, such as Messrs. Michel, Linker and Craven and Ms. Doerre, the Committee determined to weight the performance goals as follows:

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Regional Performance Metrics

The Committee determined that regional performance metrics were appropriate for executives responsible for operations in a specific region, including Mr. Farmakis. In addition to the Company Performance Metrics described above, the Committee established regional performance goals based on three measurements under our 2019 operating plan (the “Regional Performance Metrics”): (i) Regional Adjusted Revenue, (ii) Regional Adjusted EBITDA and (iii) Regional Adjusted Free Cash Flow. For MIP purposes, we define Regional Adjusted Revenue as reported Revenue for the region, excluding the impact of acquisitions during the plan year. We define Regional Adjusted EBITDA as reported Adjusted EBITDA for the region, excluding the impact of acquisitions during the plan year. We define Regional Adjusted Free Cash Flow as reported Free Cash Flow for the region, excluding the impact of acquisitions during the plan year and unused capital under our annual budget. In each case, the metric is subject to further adjustment for discrete items by the Committee in its sole discretion. For MIP participants with regional responsibilities, including Mr. Farmakis, the Committee determined to weight the overall Company Performance Metrics at 25% and Regional Performance Metrics as follows: Regional Adjusted EBITDA at 37.5%, Regional Adjusted Free Cash Flow at 22.5% and Regional Adjusted Revenue at 15%. The weighting of Regional Performance Metrics for Mr. Farmakis is represented as follows:

2019 Results

For 2019, actual levels of Company performance were measured against threshold, target and maximum performance goals, which were set in February 2019 after the completion of our budgeting process and an examination of our underlying markets, customers, strategic initiatives and the general economic outlook for 2019. The 2019 MIP performance goals established by the Committee, and applicable to our NEOs, are set forth in the table below.

Performance Goals	Weighting	Threshold	Target	Maximum
Company(1)		(amounts shown in US$ millions)
Adjusted EBITDA	40%	$ 480	$ 497	$ 512
Adjusted Free Cash Flow	40%	$ 135	$ 148	$ 160
Core Margin Growth	20%	30 bps	60 bps	90 bps
Australasia Regional(2) (applicable to Mr. Farmakis)		(amounts shown in AU$ millions)
Company Performance	25%	See above
Regional Adjusted EBITDA	37.5%	$122.8	$125.7	$129.7
Regional Adjusted Revenue	15%	$908.5	$915.5	$922.5
Regional Adjusted Free Cash Flow	22.5%	$72.2	$74.5	$77.7

(1)	In determining performance under the MIP for 2019, the following adjustments were made to the Company Performance Metrics relative to the comparable metrics reported in our annual report on Form 10-K:

•	Adjusted EBITDA for MIP purposes includes $8.2 million of adjustments to Adjusted EBITDA as reported to exclude the impact of acquisitions during the plan year; and

•

Adjusted Free Cash Flow includes $14.4 million of adjustments to Free Cash Flow as reported to exclude the impact of certain acquisition related costs, unused capital under our annual budget and discrete items such as litigation and severance costs.

The Committee determined that these adjustments were necessary to reflect the normalized operating performance of the Company.

(2)	For the Australasia Regional Performance Metrics, the Regional Adjusted EBITDA was adjusted by $560,339 (AU$0.8 million) due to accounting adjustments not included in the annual budget.

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For 2019, Adjusted EBITDA for MIP purposes was $406.5 million, Adjusted Free Cash Flow for MIP purposes was $180.9 million and Core Margin Growth for MIP purposes was (80) bps. Although Company performance exceeded the maximum performance goal for Adjusted Free Cash Flow and triggered the maximum payout for this component, the Company failed to meet the threshold performance goals for the Adjusted EBITDA and Core Margin Growth components. Based upon those results, the Company Performance Metrics yielded a MIP bonus calculation of 80% of target value. The Committee considered the variance in performance across the three MIP components, and based upon its evaluation solely of the Company Performance Metrics, the Committee reduced the MIP bonus to our U.S. based NEOs by 15%, to 68% of target value. For Australasia, Regional Adjusted EBITDA for MIP purposes was AU$108.1 million, Regional Adjusted Revenue was AU$841.9 million and Regional Adjusted Free Cash Flow was AU$46.8 million. Because we failed to meet the threshold performance goals for each component of the Regional Performance Metrics for Australasia, Mr. Farmakis received a MIP bonus based solely on the Company Performance Metrics calculated at 80% of target value, which comprised 25% of his total MIP bonus.

The Committee awarded 2019 MIP bonuses to our NEOs as follows:

Name	Payment Amount	Percentage of Target
Gary S. Michel	$654,500	68%
John R. Linker	$229,500	68%
Timothy R. Craven	$171,360	68%
Laura W. Doerre	$255,000	68%
Peter Farmakis (1)	$52,952	20%

(1)	AU$75,600 reported in U.S. dollars at a conversion rate of U.S.$ 0.700422355/AU$1.00, the exchange rate in effect on December 31, 2019.

Pursuant to the terms of her Employment Agreement, Ms. Doerre forfeited her MIP bonus upon her departure from the Company on March 4, 2020.

Long-Term Equity Incentives

Equity Awards Under our Pre-IPO Stock Incentive Plan

We believe that long-term equity incentives are important to ensure that the interests of management remain aligned with those of our stockholders. Key management employees, including certain of our NEOs, were granted equity awards under our pre-IPO Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), which was approved by our Board and our stockholders in 2011. As a private company, the Board generally granted equity awards under the Stock Incentive Plan only in connection with commencement of employment or significant changes in management responsibilities. From time to time, at the discretion of the Committee, equity awards were also made to recognize performance and to assist with the retention of key members of our management team, including certain of our NEOs. Effective upon our IPO, equity awards are no longer made under the Stock Incentive Plan.

Omnibus Equity Plan

In connection with our IPO, the Board adopted and our stockholders approved the Omnibus Equity Plan. Equity awards granted in connection with and following our IPO were, and future equity awards will be, made under the Omnibus Equity Plan. Under the Omnibus Equity Plan, the Committee has granted and intends to continue to grant stock option and restricted stock unit (“RSU”) awards to eligible employees, similar to its practice under the Stock Incentive Plan. In addition, beginning in 2018, the Committee has incorporated the use of performance share units (“PSUs”) as a component of the overall equity awards granted to our senior managers, including our NEOs. The Committee’s addition of this component of executive compensation is intended to encourage superior performance and align executives’ interests with those of stockholders, and also takes into consideration competitive market data, as well as the incentive for long-term growth and value creation this component adds to the Company’s overall pay-for-performance program.

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Stock Options

The Committee utilizes stock options as a component of executive compensation because they have value only if the Company’s share price increases and, therefore, motivate our executives to drive sustained, long-term stockholder value creation. To a lesser extent, stock options also play a role in executive retention. The Board has adopted a form of option award agreement under the Omnibus Equity Plan that generally provides for awards to vest ratably on each anniversary of the date of grant over the specified multi-year period (typically three years) following the date of grant and to have a strike price equal to the fair market value on the date of grant. It also provides for post-termination exercise periods generally consistent with those that applied to stock options granted under the Stock Incentive Plan. Upon a termination for “cause,” all options, vested or unvested, are immediately forfeited.

Restricted Stock Units

The Committee uses time-vesting RSUs as a component of executive compensation to align further our executives’ interests with those of stockholders. Because these awards typically cliff vest after a specified period following the date of grant, they also incentivize our executives to remain in our employ. The Board has adopted a form of RSU award agreement under the Omnibus Equity Plan that generally provides for awards to cliff vest after a specified period (typically three years) following the date of grant, and that all unvested RSUs at the time of termination of employment are forfeited.

Performance Share Units

Beginning in 2018, the Committee introduced PSUs as a component of executive compensation to ensure our executives’ incentives are tied directly to key drivers of stockholder value growth. PSUs also play a role in executive retention, as an NEO is required to remain employed through the applicable vesting date in order to receive the shares underlying the PSUs. The Board has adopted a form of PSU award agreement under the Omnibus Equity Plan that generally provides for awards to cliff vest after a specified period (typically three years) following the date of grant, subject to the executive’s continued employment through the vesting date. Participants will be eligible to earn a specified range (typically 0-150%) of the PSU target award based on our actual performance with respect to selected metrics for the fiscal years specified in the grant.

2019 Long-Term Incentive Plan Awards

In February 2019, the Committee issued long-term incentive equity awards (“2019 LTIP Awards”) in the form of a combination of PSUs, RSUs and non-qualified stock options (each pursuant to the Omnibus Equity Plan) to create strong pay-for-performance alignment of the Company’s compensation program with long-term interests of stockholders. The mix of equity-based compensation granted in February 2019 was as follows (based on the grant date fair value of the total award): 25% stock options, 25% RSUs and 50% PSUs. The Committee used this mix, together with other elements of our executive compensation, to optimize the balance of long-term and short-term incentives and to avoid undue emphasis on any specific element of the incentive compensation program.

For the 2019 PSU awards, the Committee selected cumulative Adjusted EBITDA as reported and cumulative Free Cash Flow as reported for fiscal years 2019 through 2021 as the performance metrics because of the critical role that those metrics play in long-term, sustained shareholder value creation. The Committee also established a Total Shareholder Return (“TSR”) modifier for the 2019 PSU awards to incentivize outperformance and shareholder value creation. Comparing JELD-WEN’s 3-year TSR to the Russell 3000 Index, the PSU award is modified by -10%, 0% or +10% of the shares otherwise earned for performance in the bottom 1/3 percentile, middle 1/3 percentile or top 1/3 percentile, respectively. In no event, however, will the number of PSUs that vest exceed 150% of target.

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The Committee approved 2019 LTIP Awards to our NEOs valued as set forth below.

Name	Stock Options(1)	RSUs(2)	PSUs(3)
Gary S. Michel	$887,500	$887,500	$1,775,000
John R. Linker	$262,500	$262,500	$525,000
Timothy R. Craven	$138,000	$138,000	$276,000
Laura W. Doerre	$200,000	$200,000	$400,000
Peter Farmakis	$187,500	$187,500	$375,000

(1)

All stock options have a strike price of $20.96 (the closing price of our common stock on the date of grant), vest ratably on each of the first three anniversaries of the date of grant (February 25, 2019) and expire ten years from the date of grant.

(2)	RSUs vest in full on February 25, 2022, which is the third anniversary of the date of grant.

(3)

Value of PSUs issued at target. PSUs vest in a range of 0-150% of target on February 25, 2022, which is the third anniversary of the date of grant. The number of shares that vest will be determined by performance against pre-set three-year performance targets for Adjusted EBITDA as reported and Free Cash Flow as reported, each weighted 50%. Vesting amounts may be adjusted upward or downward by up to 10% based upon the Company’s total shareholder return over the same period relative to the Russell 3000 Index, as described further above. In no event, however, will the number of PSUs that vest exceed 150% of target.

2019 Non-LTIP Equity Plan Awards

In 2019, the Committee awarded to Mr. Farmakis (i) a one-time RSU grant with a grant date value of $1,250,000 to bring his overall compensation in line with regional market comparables and (ii) a one-time RSU grant with a grant date value of $1,500,000 to mitigate certain unintended consequences imposed by Australian law on his historical awards. The first award is scheduled to vest in two equal installments on each of the third and fourth anniversaries of the grant date. The second award is scheduled to vest in three equal installments on each of the second, third and fourth anniversaries of the grant date.

2020 Long-Term Incentive Plan Awards

In February 2020, the Committee again issued long-term incentive awards (the “2020 LTIP Awards”) in the form of a combination of PSUs, RSUs and non-qualified stock options (each pursuant to the Omnibus Equity Plan) to continue a strong pay-for-performance alignment of the Company’s compensation program with long-term interests of stockholders. The mix of equity-based compensation granted in February 2020 was as follows (based on the grant date fair value of the total award): 25% stock options, 25% RSUs and 50% PSUs. The Committee used this mix, together with other elements of our executive compensation, to optimize the balance of long-term and short-term incentives and to avoid undue emphasis on any specific element of the incentive compensation program.

For the 2020 PSU awards, the Committee selected cumulative Adjusted EBITDA as reported and cumulative Free Cash Flow as reported for fiscal years 2020 through 2023 as the performance metrics, subject to a TSR modifier. Comparing JELD-WEN’s 3-year TSR to the Russell 3000 Index, the PSU award is modified by -10%, 0% or +10% of the shares otherwise earned for performance in the bottom 1/3 percentile, middle 1/3 percentile or top 1/3 percentile, respectively. In no event, however, will the number of PSUs that vest exceed 150% of target.

The Committee approved 2020 LTIP Awards to our NEOs as set forth below.

Name	Stock Options(1)	RSUs(2)	PSUs(3)
Gary S. Michel	$1,426,563	$1,426,563	$2,853,125
John R. Linker	$253,125	$253,125	$506,250
Timothy R. Craven	$200,000	$200,000	$400,000
Laura W. Doerre (4)	$250,000	$250,000	$500,000
Peter Farmakis	$154,444	$154,444	$308,887

(1)

All stock options have a strike price of $24.54 (the closing price of our common stock on the date of grant), vest ratably on each of the first three anniversaries of the date of grant (February 11, 2020) and expire ten years from the date of grant.

(2)	RSUs vest in full on February 11, 2023, which is the third anniversary of the date of grant.

28	|

(3)

Value of PSUs issued at target. PSUs vest in a range of 0-150% of target on February 11, 2023, which is the third anniversary of the date of grant. The number of shares that vest will be determined by performance against pre-set three-year performance targets for Adjusted EBITDA as reported and Free Cash Flow as reported, each weighted 50%. Vesting amounts may be adjusted upward or downward by up to 10% based upon the Company’s total shareholder return over the same period relative to the Russell 3000 Index. In no event, however, will the number of PSUs that vest exceed 150% of target.

(4)	Ms. Doerre forfeited her 2020 LTIP Awards upon her departure from the Company on March 4, 2020.

Employee Benefits

Our NEOs generally participate in the same retirement program as other management employees assigned at their primary work location. NEOs based in the United States participate in the Company’s 401(k) Retirement Savings Plan (the “401(k) Plan”), under which the Company will match contributions up to 4% of the lesser of base salary and the annual statutory maximum dollar amount. For Mr. Farmakis, the Company contributes an amount annually to the Australia superannuation fund equal to the required contribution rate (9.5% of salary, capped at statutory amounts, in 2019).

Our NEOs are also entitled to vacation and holiday pay in accordance with the terms of their respective employment agreements and otherwise on the same terms as other employees at their primary work location. In addition, our NEOs are eligible to participate in our medical, dental and other insurance programs in accordance with the terms and provisions of those programs in effect from time to time, and on substantially the same terms as those generally offered to other employees.

Perquisites

Mr. Michel and his immediate family members are entitled to personal use of the Company aircraft, with a cap on annual usage of $75,000. Mr. Michel is also entitled to use the Company aircraft for transportation to and from board meetings for the other public company board on which he serves. Pursuant to the terms of his employment agreement, Mr. Farmakis is entitled to a car allowance.

Section 3 – Other Compensation Information

Compensation Risk Assessment

The Compensation Committee meets at least quarterly to consider management’s assessment of employee and compensation risks, to monitor incentive and equity-based compensation plans and, at least annually, to review the Company’s compensation programs to confirm they are appropriately aligned with the Company’s strategic objectives and do not incentivize unnecessary or excessive risk-taking. Based on that review, the Committee has determined that no practices or policies are likely to lead to excessive risk-taking or have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis. Based on its review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Bruce M. Taten, Chair

William F. Banholzer

Suzanne L. Stefany

2020 Proxy Summary	|	29

Section 4 – 2019 Compensation Tables

Summary Compensation Table

The following table sets forth the compensation paid to each NEO for services performed during the years ended December 31, 2017, 2018 and 2019.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Gary S. Michel	2019	$866,539	$0	$3,045,460	$886,870	$654,500	$40,853	$5,494,221
President & Chief Executive Officer	2018	$444,231	$1,212,500	$4,967,005	$1,999,287	$0	$58,497	$8,681,520
	2017	—	—	—	—	—	—	—
John R. Linker	2019	$450,000	$0	$901,394	$262,495	$229,500	$29,424	$1,872,813
EVP & Chief Financial Officer	2018	$371,154	$0	$1,953,966	$125,015	$0	$29,224	$2,479,359
	2017	$342,692	—	$206,042	$293,772	$190,000	$61,949	$1,094,455
Timothy R. Craven	2019	$381,542	$0	$473,853	$137,995	$171,360	$11,200	$1,175,950
EVP, Human Resources	2018	—	—	—	—	—	—	—
	2017	—	—	—	—	—	—	—
Laura W. Doerre	2019	$500,000	$0	$686,772	$199,995	$0	$11,200	$1,397,967
EVP, General Counsel & Chief Compliance Officer	2018	$500,000	$150,000	$578,269	$200,030	$0	$11,000	$1,439,298
	2017	$500,000	$150,000	$329,673	$470,043	$245,000	$145,643	$1,840,359
Peter Farmakis	2019	$437,765	$0	$3,241,279	$187,500	$52,952	$76,219	$3,995,715
EVP & President, Australia	2018	$415,773	$215,638	$361,389	$125,015	$0	$90,636	$1,208,451
	2017	$421,956	$0	$185,432	$264,396	$301,699	$100,372	$1,273,855

(1)

The amounts in the salary column represent the U.S. dollar value of salary paid to each NEO with respect to each year during which he or she was an NEO, including Mr. Farmakis, whose base salary was received in AUD and is reflected above in U.S. dollars at a conversion rate, for 2019 base salary, of U.S.$0.700422355/AU$1.00, the exchange rate in effect on December 31, 2019.

(2)	No discretionary bonuses were paid to our NEOs for 2019.

(3)

Reflects the grant date fair value of RSUs and PSUs at target payout, calculated in accordance with FASB ASC Topic 718. For 2019, the calculation is described in Note 22—Stock Compensation in our audited financial statements for the year ended December 31, 2019, in our annual report on Form 10-K into which this Proxy Statement is incorporated by reference. The value of each PSU award granted in 2019 on the grant date at maximum payout (i.e. 150% of target) is as follows: Mr. Michel ($3,052,929), Mr. Linker ($903,628), Mr. Craven ($475,037), Ms. Doerre ($688,473) and Mr. Farmakis ($645,442).

(4)

Reflects the grant date fair value of common stock options calculated in accordance with FASB ASC Topic 718. For 2019, the calculation is described in Note 22—Stock Compensation in our audited financial statements for the year ended December 31, 2019, in our annual report on Form 10-K into which this Proxy Statement is incorporated by reference.

(5)

The amounts reported in this column represent amounts paid pursuant to the Company’s MIP based on achievement of the stated performance goals for the applicable year. Pursuant to the terms of her Employment Agreement, Ms. Doerre forfeited her MIP bonus upon her departure from the Company on March 4, 2020.

(6)	For 2019, the amounts in this column represent all other compensation not reported in any other column of the Summary Compensation Table, as reported in detail in the table below.

Name	401(k) Match/ Pension(a)	Deferred Cash(b)	Other Perquisites		TOTAL
Gary S. Michel	$11,200	—	$29,653	(c)	$40,853
John R. Linker	$11,200	$18,224	—		$29,424
Timothy R. Craven	$11,200	—	—		$11,200
Laura W. Doerre	$11,200	—	—		$11,200
Peter Farmakis	—	$52,068	$24,151	(d)	$76,219

(a)

Amounts listed are employer matching contributions for 2019 to the 401(k) Plan. Mr. Farmakis, who is based in Australia, does not participate in the 401(k) Plan. Instead, the Company makes all statutorily required minimum contributions on his behalf to the Australian superannuation account.

(b)

Amounts paid to Messrs. Linker and Farmakis represent deferred cash payments in the amount of $6.96 per Class B-1 Common Stock Option that vested in 2019. Those options were outstanding as of November 1, 2016. The deferred cash was awarded in lieu of repricing such options in conjunction with the November 1, 2016 return of capital and was paid upon vesting of the associated options.

(c)	Reflects the incremental variable operating cost to the Company associated with Mr. Michel’s personal use of Company aircraft.

(d)	The amount reported for Mr. Farmakis represents a car allowance (AU$34,480) reported in U.S. dollars at a conversion rate of U.S.$0.700422355/AU$1.00, the exchange rate in effect on December 31, 2019.

30	|

Grants of Plan-Based Awards

The following table summarizes the awards granted to each of our NEOs during the year ended December 31, 2019.

Name	Award Type(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per share)	All Other Stock Awards: Number of Shares of Stock or Units(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Gary S. Michel	MIP		$ 577,500	$962,500	$1,925,000
	NSO	02/25/19							106,467	$20.96		$886,870
	PSU	02/25/19				48,552	97,103	145,655				$2,158,600
	RSU	02/25/19									42,312	$886,860
John R. Linker	MIP		$ 202,500	$337,500	$675,000
	NSO	02/25/19							31,512	$20.96		$262,495
	PSU	02/25/19				14,371	28,741	43,112				$638,912
	RSU	02/25/19									12,523	$262,482
Timothy R. Craven	MIP		$ 151,200	$252,000	$504,000
	NSO	02/25/19							16,566	$20.96		$137,995
	PSU	02/25/19				7,555	15,109	22,664				$335,873
	RSU	02/25/19									6,583	$137,980
Laura W. Doerre(6)	MIP		$ 225,000	$375,000	$750,000
	NSO	02/25/19							24,009	$20.96		$199,995
	PSU	02/25/19				10,949	21,898	32,847				$486,793
	RSU	02/25/19									9,541	$199,979
Peter Farmakis	MIP		$ 158,856	$264,760	$529,520
	NSO	02/25/19							22,509	$20.96		$187,500
	PSU	02/25/19				10,265	20,529	30,794				$456,360
	RSU	02/25/19									68,582	$1,437,479
	RSU	08/06/19									75,150	$1,500,000

(1)	Awards labeled as “MIP” are granted pursuant to the Company’s MIP. All other awards listed in this column are granted pursuant to the Omnibus Equity Plan.

(2)	Reflects potential payouts under the 2019 MIP. Amounts actually paid under our 2019 MIP to all NEOs are reported above in the Summary Compensation Table.

(3)

These columns represent the threshold, target and maximum potential payouts pursuant to the PSUs granted in 2019, which are scheduled to vest, upon the certification of the achievement of the predetermined performance metrics, on the third anniversary of the date of grant.

(4)

Represents RSUs granted to each NEO, all of which are scheduled to vest in full on the third anniversary of the date of grant other than RSUs granted to Mr. Farmakis. Of the RSUs granted to Mr. Farmakis on February 25, 2019, (i) 8,945 will vest in full on the third anniversary of the date of grant and (ii) 59,637 will vest ratably on the third and fourth anniversaries of the date of grant. RSUs granted to Mr. Farmakis on August 6, 2019 will vest ratably on the second, third and fourth anniversaries of the grant date.

(5)

The amounts reflect the grant date fair values for stock options, RSUs and PSUs computed in accordance with FASB ASC Topic 718. Values for PSUs reflect the fair value of the shares on the date of grant based on the probable outcome of performance conditions (consistent with FASB ASC Topic 718).

(6)	Ms. Doerre forfeited all unvested and unpaid plan-based awards upon her departure from the Company on March 4, 2020.

2020 Proxy Summary	|	31

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying the equity awards held by each of our NEOs as of December 31, 2019.

		Option Awards					Stock Awards		Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested(2)
Gary S. Michel	06/18/18	57,550	115,100	(4)	$28.94	06/18/28	—	—	—	—
	06/18/18	—	—		—	—	68,658	$1,607,284	—	—
	06/18/18	—	—		—	—	—	—	34,329	$803,642
	02/25/19	—	106,467	(4)	$20.96	02/25/29	—	—	—	—
	02/25/19	—	—		—	—	42,312	$990,524	—	—
	02/25/19	—	—		—	—	—	—	48,552	$1,136,602
John R. Linker	01/12/13	16,478	—		$13.25	01/12/23	—	—	—	—
	01/12/13	16,497	—		$9.23	01/12/23	—	—	—	—
	05/02/14	18,284			$6.74	05/02/24	—	—	—	—
	05/02/14	2,464	—		$9.97	05/02/24	—	—	—	—
	02/02/17	17,108	8,554	(4)	$27.59	02/02/27	—	—	—	—
	02/02/17	—	—		—	—	7,468	$174,826		—
	02/26/18	—	—		—	—	—	—	3,615	$84,627
	02/26/18	3,094	6,187	(4)	$33.34	02/26/28	—	—	—	—
	02/26/18	—	—		—	—	3,615	$84,627	—	—
	11/01/18	—	—		—	—	93,516	$2,189,210	—	—
	02/25/19	—	31,512	(4)	$20.96	02/25/29	—	—	—	—
	02/25/19	—	—		—	—	12,523	$293,163	—	—
	02/25/19	—	—		—	—	—	—	14,371	$336,425
Timothy R. Craven	09/28/15	26,176	8,738	(6)	$15.90	09/28/25	—	—	—	—
	09/28/15	8,719	—		$19.89	09/28/25	—	—	—	—
	09/28/15	6,127	2,046	(6)	$19.58	09/28/25	—	—	—	—
	09/28/15	2,035	—		$23.67	09/28/25	—	—	—	—
	02/01/16	1,914	1,276	(7)	$20.36	02/01/26	—	—	—	—
	02/01/16	8,181	5,454	(7)	$17.16	02/01/26	—	—	—	—
	02/02/17	13,688	6,842	(4)	$27.59	02/02/27	—	—	—	—
	02/02/17	—	—		—	—	5,974	$139,851	—	—
	02/26/18	3,094	6,187	(4)	$33.34	02/26/28	—	—	—	—
	02/26/18	—	—		—	—	3,615	$84,627	—	—
	02/26/18	—	—		—	—	—	—	3,615	$84,627
	02/25/19	—	16,566	(4)	$20.96	02/25/29	—	—	—	—
	02/25/19	—	—		—	—	6,583	$154,108	—	—
	02/25/19	—	—		—	—	—	—	7,555	$176,863

32	|

		Option Awards					Stock Awards		Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested(2)
Laura W. Doerre	02/02/17	27,374	13,686	(5)	$27.59	2/2/2027	—	—	—	—
	02/02/17	—	—		—	—	11,949	$279,726	—	—
	02/26/18	—	—		—	—	—	—	5,785	$135,427
	02/26/18	4,950	9,900	(5)	$33.34	02/26/28	—	—	—	—
	02/26/18	—	—		—	—	5,785	$135,427	—	—
	02/25/19	—	24,009	(5)	$20.96	02/25/29	—	—	—	—
	02/25/19	—	—		—	—	9,541	$223,355	—	—
	02/25/19	—	—		—	—	—	—	10,949	$256,316
Peter Farmakis	05/02/14	13,060	—		$10.76	05/02/24	—	—	—	—
	05/02/14	52,240	—		$6.74	05/02/24	—	—	—	—
	05/02/14	3,520	—		$18.79	05/02/24	—	—	—	—
	05/02/14	3,520	—		$14.07	05/02/24	—	—	—	—
	05/02/14	10,560	—		$9.97	05/02/24	—	—	—	—
	02/02/17	15,398	7,698	(4)	$27.59	02/02/27	—	—	—	—
	02/02/17	—	—		—	—	6,721	$157,339	—	—
	02/26/18	—	—		—	—	—	—	3,615	$84,627
	02/26/18	3,094	6,187	(4)	$33.34	02/26/28	—	—	—	—
	02/26/18	—	—		—	—	3,615	$84,627	—	—
	02/25/19	—	22,509	(4)	$20.96	02/25/29	—	—	—	—
	02/25/19	—	—		—	—	8,945	$209,402	—	—
	02/25/19	—	—		—	—	59,637	$1,396,102	—	—
	02/25/19	—	—		—	—	—	—	10,265	$240,304
	08/06/19	—	—		—	—	75,150	$1,759,262	—	—

(1)

The amounts in this column represent the total number of RSUs not vested as of December 31, 2019. All RSUs granted in 2017 vested in full on February 2, 2020. RSUs granted in 2018 to Mr. Michel are scheduled to vest in full on June 18, 2021. All RSUs granted on February 26, 2018, are scheduled to vest in full on February 26, 2021. RSUs granted to Mr. Linker on November 1, 2018, are scheduled to vest in equal installments on each of November 1, 2021, November 1, 2022 and November 1, 2023. All RSUs granted in 2019 other than those granted to Mr. Farmakis are scheduled to vest in full on February 25, 2022. Of the RSUs granted to Mr. Farmakis on February 25, 2019, (i) 8,945 will vest in full on February 25, 2022 and (ii) 59,637 will vest ratably on February 25, 2022 and February 25, 2023. RSUs granted to Mr. Farmakis on August 6, 2019 will vest ratably on August 6, 2021, August 6, 2022 and August 6, 2023. Ms. Doerre forfeited all unvested stock awards upon her departure from the Company on March 4, 2020.

(2)	Based on the per share closing market price of our common stock on December 31, 2019 of $23.41.

(3)

The amounts in this column represent the number of PSUs not vested as of December 31, 2019 for the performance periods 2018 through 2020 (for awards granted in 2018) and 2019 through 2021 (for awards granted in 2019), based on the achievement of threshold performance.

(4)	Vests one-third annually over a three-year period beginning on the first anniversary of the grant date.

(5)	Ms. Doerre forfeited all unvested stock options upon her departure from the Company on March 4, 2020. She has 90 days from her departure date to exercise her remaining vested stock options.

(6)	Vests on July 13, 2020.

(7)	Vests one-fifth annually over a five-year period beginning on the first anniversary of the grant date.

2020 Proxy Summary	|	33

Option Exercises and Stock Vested

The following table lists the stock awards vested for each of the NEOs during the year ended December 31, 2019. Our NEOs did not exercise any options during the year ended December 31, 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary S. Michel	34,328	$732,560
John R. Linker	—	—
Timothy R. Craven	—	—
Laura W. Doerre	49,412	$886,945
Peter Farmakis	—	—

(1)

Upon vesting of certain RSUs on June 18, 2019, 45,626 shares were issued to Mr. Michel and 11,298 shares were withheld to cover applicable taxes. Upon vesting of certain RSUs on November 4, 2019, 64,088 shares were issued to Ms. Doerre and 14,676 shares were withheld to cover applicable taxes.

(2)	Represents the aggregate value of RSUs issued to Mr. Michel and Ms. Doerre at a market value of $21.34 and $17.95 per share, respectively, when settled.

Employment Agreements

The Company entered into employment agreements (the “NEO Employment Agreements”) with each of our NEOs. The NEO Employment Agreements generally provide for indefinite employment terms that are terminable by either party as provided therein and specify a minimum salary, target incentive compensation, as well as other benefits and perquisites. They also contain restrictive covenants that, among other things, limit the executive’s ability to engage in competitive activity with the Company, or to solicit customers or employees of the Company, within a specified period following his or her termination of employment. The NEO Employment Agreements also provide for certain payments and benefits following certain termination events, as described in greater detail below under the heading “Potential Payments upon Termination or Change in Control.” Additional information unique to the employment arrangements of each NEO is described below.

Gary S. Michel

In connection with commencing employment with the Company, Mr. Michel entered into an NEO Employment Agreement effective June 18, 2018. The agreement provides for him to serve in the role of President and Chief Executive Officer for a minimum annual base salary of $825,000 and a target incentive opportunity under the MIP for 2018 equal to 100% of his base salary, with a guaranteed minimum payout for 2018 of 50% of the annual target value. During his employment, Mr. Michel is permitted to use the Company aircraft for personal travel with a value limited to $75,000 annually.

John R. Linker

Mr. Linker’s NEO Employment Agreement provides for a minimum base salary of $450,000 and a target incentive opportunity under the MIP equal to 75% of his base salary.

Timothy R. Craven

Mr. Craven’s NEO Employment Agreement provides for a minimum base salary of $315,000 and a target incentive opportunity under the MIP equal to 60% of his base salary.

Laura W. Doerre

Ms. Doerre’s NEO Employment Agreement provides for a minimum base salary of $500,000 and a target incentive opportunity under the MIP equal to 75% of her base salary. Her Employment Agreement was terminated upon her departure from the Company on March 4, 2020.

Peter Farmakis

Mr. Farmakis’s NEO Employment Agreement provides for a minimum base salary of AUD 600,000 and a target incentive opportunity of 60% of his base salary. He is also entitled to superannuation contributions in accordance with minimum amounts required by law, as well as an automobile allowance.

34	|

2019 CEO Pay Ratio Disclosure

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we disclose annually the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO.

Identifying the Median Employee

As permitted under the SEC rules, our median employee for 2019 CEO pay ratio purposes is the same median employee identified in 2018. The Company believes that using the same median employee does not significantly affect our pay ratio disclosure because there have been no significant changes to our employee population or our employee compensation arrangements in 2019.

We identified our “median employee” in 2018 using a multistep process. First, we compiled our active, global employee population. As permitted under the de minimis exception, we excluded from the population employees in the following six jurisdictions: Latvia (526), Mexico (308), Chile (155), St. Kitts (42), Croatia (9) and New Zealand (5). Excluding those employees, as of November 2, 2018, the Company had 22,099 full-time and part-time employees in 20 countries worldwide, including 9,544 employees in the United States and 12,555 employees outside the United States. This total excludes independent contractors and other individuals classified as non-employees in their respective jurisdictions based on our employment and payroll tax records.

To identify the median employee from our identified employee population, we next compiled for each employee “total cash compensation” consisting of (i) base pay (salary or gross wages for hourly employees), annualized for any permanent employees hired during the year and for all employees through the end of the year; (ii) bonuses and cash incentives paid; and (iii) cash commissions and similar payments. Compensation amounts were determined from our payroll systems in each jurisdiction. Payments not made in US dollars were converted to US dollars at the prevailing exchange rates on November 2, 2018. Our median employee was determined as the individual who earned total cash compensation at the midpoint of our global employee population.

Calculating the 2019 CEO Pay Ratio

To determine the CEO to median employee pay ratio, we calculated 2019 total compensation for our median employee consistent with the methodology used to calculate 2019 total compensation of our CEO in the Summary Compensation Table on page 30 of this Proxy Statement and divided it into the CEO’s total compensation. Based on this calculation, our CEO pay ratio for 2019 is approximately 67:1. Our CEO pay ratio is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their ratio, the estimated CEO pay ratio information provided herein should not be used as a basis for comparison between companies.

Potential Payments upon Termination or Change in Control

Each of our NEOs is entitled to certain payments and benefits following a termination of employment in certain circumstances. These potential benefits are summarized below and reflect obligations pursuant to the NEO Employment Agreements in effect on December 31, 2019. Ms. Doerre’s Employment Agreement was terminated upon her departure from the Company on March 4, 2020.

Termination for Cause or Voluntary Resignation without Good Reason

Upon a termination by the Company for cause (as defined in the relevant agreement or as determined in accordance with the applicable equity plan) or due to a voluntary resignation without good reason (as defined in the relevant agreement), no severance benefits are payable to the NEO. The NEO would forfeit the right to receive an annual bonus under the MIP in the year of termination but would be paid for any bonus earned in the prior fiscal year if such bonus had not yet been paid prior to the date of termination. Stock options, RSUs and PSUs are treated in accordance with the award agreements pursuant to which they were granted, which typically provide that all unvested stock options, RSUs and PSUs are immediately forfeited, and vested stock options remain exercisable for the 90-day period following termination (other than following a termination for cause, in which case vested stock options are forfeited upon employment termination).

2020 Proxy Summary	|	35

Termination Due to Death or Disability or Retirement

Upon a termination due to death or disability, the NEO will receive salary through the date of death or disability, as well as a bonus for the year in which the termination occurs, based on the Company’s actual performance, and prorated for the number of calendar months during which the executive was employed prior to termination.

Stock options, RSUs and PSUs are treated in accordance with the award agreements pursuant to which they were granted, which typically provide that all unvested stock options, RSUs and PSUs are immediately forfeited. Stock options that are vested on the date of death, disability or retirement on or after age 65 remain exercisable until the earlier to occur of (x) the expiration of the twelve-month period following termination and (y) the stock option expiration date.

Termination without Cause or Resignation for Good Reason

Not in Connection with a Change in Control

Under the terms of the NEO Employment Agreements for Messrs. Michel, Linker and Craven, in the event that the NEO’s employment is terminated by the Company without cause or the NEO resigns for good reason (as such terms are defined in the NEO Employment Agreement), subject to the NEO’s execution and effectiveness of a general release of claims in our favor, the NEO will be entitled to receive: (i) an amount equal to the sum of (x) the NEO’s then-current base salary and (y) the NEO’s target annual cash incentive bonus for the year of termination, payable in twelve equal monthly installments following termination; (ii) a prorated annual cash incentive bonus based on actual Company performance for the entire fiscal year in which such termination occurs, prorated for the number of calendar months during which the executive was employed prior to termination (rounded up to the next whole month), and paid at the time bonuses are generally paid to other executives; (iii) treatment of equity awards held by the NEO pursuant to the terms of the applicable award agreement; (iv) if the NEO is participating in the Company’s group health plan immediately prior to the date of termination and elects to continue coverage, reimbursement of 12 months of COBRA premiums following termination; and (v) outplacement services not to exceed a total value of $10,000. In addition, Messrs. Michel, Linker and Craven each will be bound by two-year post-termination non-competition and non-solicitation covenants (with the exception of Mr. Michel, who has a one-year post-termination noncompetition covenant).

Under the terms of the NEO Employment Agreement for Mr. Farmakis, in the event that his employment is terminated by us without cause or he resigns for good reason, he will be entitled to receive (i) continued base salary and benefits for one year; (ii) a prorated annual cash incentive bonus based on actual Company performance for the entire fiscal year in which such termination occurs, and paid at the time bonuses are generally paid to other executives; and (iii) outplacement services not to exceed $10,000 in total; provided, however, that the benefit provided in (i) is delivered in part through a provision that requires twelve months’ notice of termination and affords the Company the option to provide payment in lieu of notice. In addition, Mr. Farmakis will be bound by one-year post-termination non-competition and non-solicitation covenants.

For stock options granted on and prior to February 2, 2017, award agreements typically provided that upon termination without cause or resignation for good reason, the number of stock options scheduled to vest on the vesting date next following termination will accelerate and vest on the date of termination. For stock options granted after that date, award agreements typically provide that any stock options not yet vested on the date of termination are forfeited. Award agreements typically provide that vested options may be exercised during a period of 90 days following the date of termination without cause or resignation for good reason.

For all currently outstanding RSUs and for all PSUs, the award agreements typically provide that any RSUs not yet vested on the date of termination are forfeited.

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In Connection with a Change in Control

Under the terms of the NEO Employment Agreements for Messrs. Michel, Linker and Craven, in the event of termination of employment without cause or resignation for good reason, in either case occurring on or after a “change in control” (as defined in the applicable NEO Employment Agreement), the NEO will be entitled to receive: (i) an amount equal to two times the sum of (x) the NEO’s then-current base salary and (y) the NEO’s average cash incentive bonus for the three full fiscal years prior to the change in control event or the three full fiscal years prior to the year of termination, if greater (the “CIC Severance”); (ii) a prorated annual cash incentive bonus based on the NEO’s annual bonus target amount for that fiscal year, prorated for the number of calendar months during which the executive was employed prior to termination (rounded up to the next whole month) (the “CIC Prorated Bonus”); (iii) accelerated vesting of all time-based equity awards held by the NEO; (iv) full acceleration of vesting of PSUs at target amounts prorated through the date of termination (rounded up to the next full year); (v) if the NEO is participating in the Company’s group health plan immediately prior to the date of termination, payment of 24 months of COBRA premiums following termination; and (vi) outplacement services not to exceed a total value of $10,000. The CIC Severance will be paid (A) if the termination occurs within two years of the change in control, in a single lump sum within ten days following termination, and (B) if the termination occurs more than two years following a change in control, in twelve equal monthly installments following termination. The CIC Prorated Bonus will be payable (A) if the termination occurs within two years of the change in control, as soon as practicable following termination, and (B) if the termination occurs more than two years following a change in control, at the time annual bonuses are generally paid to other executives. In addition, each NEO will be bound by two-year post-termination non-competition and non-solicitation covenants (with the exception of Mr. Michel, who has a one-year post-termination noncompetition covenant).

Under the terms of the NEO Employment Agreement for Mr. Farmakis, in the event that his employment is terminated by us without cause or he resigns for good reason, in either case occurring on or after a change in control (as defined in his NEO Employment Agreement), he will be entitled to receive (i) continued base salary and benefits for one year; (ii) a prorated annual cash incentive bonus based on actual Company performance for the entire fiscal year in which such termination occurs, and paid at the time bonuses are generally paid to other executives; (iii) accelerated vesting of all time-based equity; (iv) acceleration of vesting of PSUs at target amounts, prorated through the date of termination; and (v) outplacement services not to exceed $10,000 in total; provided, however, that the benefit provided in (i) is delivered in part through a provision that requires twelve months’ notice of termination and affords the Company the option to provide payment in lieu of notice. In addition, Mr. Farmakis will be bound by one-year post-termination non-competition and non-solicitation covenants.

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Estimated Potential Termination Payments and Benefits

The following table provides the estimated value of the payments and benefits that our NEOs would have been provided under the employment agreements, letter agreements, and other management agreements and policies described above that were in effect as of December 31, 2019 in connection with certain termination scenarios, assuming in each case that such termination had occurred on December 31, 2019 (and, if applicable, assuming that a change in control had occurred during 2019). The actual amounts that would be paid upon an NEO’s termination of employment can be determined only at the time of such event.

Name(1)	Without Cause or Good Reason (not in connection with a Change in Control)(2)	Death or Disability(3)	Termination in Connection with a Change In Control(4)
Gary S. Michel	$1,838,334	$654,500	$8,128,047
John R. Linker	$805,201	$229,500	$5,655,462
Timothy R. Craven	$782,149	$171,360	$2,537,621
Laura W. Doerre (5)	$0	$0	$0
Peter Farmakis	$491,697	$52,952	$5,755,216

(1)

None of the NEOs will receive any special benefits in the event of voluntary separation without good reason or termination for cause. Under standard plan provisions, the NEOs will continue to be eligible for benefits under the Company’s medical and dental plans until the last day of the month in which termination occurs. The NEO would also receive payment for bonus earned in the fiscal year prior to termination if that bonus has not been paid prior to the termination date. Any bonus earned in the year of termination is forfeited. Amounts for Mr. Farmakis are presented in U.S. dollars at a conversion rate of U.S.$ 0.700422355/AU$1.00.

(2)

Amounts in this column represent the cash and benefits to be paid to the NEO in the event of termination by the Company without cause or resignation with good reason (each as defined in the NEO’s Employment Agreement). For Messrs. Michel, Linker and Craven and Ms. Doerre, the severance benefits represent (i) one year of base salary, (ii) one year’s target bonus, (iii) COBRA reimbursement for 12 months and (iv) accelerated vesting of one additional tranche of all unvested, pre-IPO and IPO Grant stock options. Each of these executives also is entitled to a prorated portion of his or her 2019 bonus and outplacement services not to exceed $10,000.

For Mr. Farmakis, amounts in this column represent amounts due in the event that he was terminated by the Company without cause or resigned for good reason (each as defined in his employment agreement) equal to: (i) one year’s base salary and continuation of benefits in lieu of notice, (ii) his 2019 bonus and (iii) accelerated vesting of one additional tranche of all unvested, pre-IPO and IPO Grant stock options. Mr. Farmakis also is entitled to outplacement services not to exceed $10,000.

(3)	Amounts in this column represent the bonus for the year of termination that each NEO would have received in the event of termination by death or disability.

(4)

Amounts in this column represent the cash and benefits to be paid to the NEOs in the event of termination after a Change In Control (as defined in the NEO’s Employment Agreement). For Messrs. Michel, Linker and Craven and Ms. Doerre, these amounts represent (i) two times the sum of (x) the NEO’s then-current base salary and (y) the NEO’s average cash incentive bonus for the three full fiscal years prior to the change in control event (assumed paid at target for purposes of this calculation); (ii) a prorated annual cash incentive bonus paid at target; (iii) accelerated vesting of (a) all time-based equity awards and (b) all PSUs at target amounts prorated through the date of termination; (iv) estimated payment for 24 months of COBRA premiums; and (v) outplacement services not to exceed a total value of $10,000.

For Mr. Farmakis, this amount represents (i) one year’s base salary and continuation of benefits in lieu of notice, (ii) his 2019 bonus and (iii) accelerated vesting of (a) all time-based equity awards and (b) all PSUs at target amounts prorated through the date of termination. Mr. Farmakis also is entitled to outplacement services not to exceed $10,000.

In each case, the value of equity awards was computed based upon a valuation of our common stock on December 31, 2019 of $23.41.

(5)	Ms. Doerre resigned on March 4, 2020 and did not receive any severance upon such termination.

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4. AUDIT COMMITTEE MATTERS

Independent Auditor’s Fees and Services

The following is a description of the professional services performed and the fees billed by PwC for the fiscal years ended December 31, 2019 and December 31, 2018.

(dollars in millions)	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2018
Audit Fees(1)	$10.0	$10.3
Audit-Related Fees	—	—
Tax Fees(2)	0.6	0.8
All Other Fees	—	—
Total	$10.6	$11.1

(1)

Audit fees consist of fees and expenses billed by PwC associated with the annual audit of our consolidated financial statements, the review of our periodic reports, accounting consultations and audits of statutory filings for certain foreign subsidiaries.

(2)	Tax fees are fees and expenses billed by PwC for domestic and international tax compliance and tax advice.

Audit Committee Pre-Approval of Audit and Non-Audit Related Services of Independent Auditor

The Audit Committee has adopted a Policy for Pre-Approval of Independent Auditor Services (the “Pre-Approval Policy”) outlining the scope of services that PwC may provide to the Company. The Pre-Approval Policy sets forth guidelines and procedures the Company must follow when retaining PwC to perform audit, audit-related, tax and other services. The Pre-Approval Policy also specifies certain non-audit services that may not be performed by PwC under any circumstances. Pursuant to these guidelines, the Audit Committee approves fee thresholds annually for each of these categories, and services within these thresholds are deemed pre-approved. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve permitted audit and non-audit services between regularly scheduled quarterly Audit Committee meetings, provided that such pre-approvals are presented to the Audit Committee at its next scheduled meeting. All fees reported above were approved pursuant to the Pre-Approval Policy. The services provided by our independent auditor and related fees are discussed with the Audit Committee, and the Pre-Approval Policy is evaluated and updated periodically by the Audit Committee.

Report of the Audit Committee of the Board

The Audit Committee operates under a written charter adopted by the Board. The charter is available under the Governance section on the Company’s website at investors.jeld-wen.com.

The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal controls over financial reporting, financial risk management, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal auditors and independent auditor, and the Company’s compliance with legal and regulatory requirements. Subject to ratification by the stockholders, the Audit Committee has the sole authority and responsibility to select, determine the compensation of, oversee, evaluate and, when appropriate, replace the Company’s independent auditor.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the Company’s system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor is responsible for auditing those financial statements and expressing an opinion as to their conformity with such accounting principles and effectiveness of the Company’s internal control over financial reporting. PwC was the Company’s independent auditor in 2019. The Audit Committee’s responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal controls over financial reporting. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent auditor.

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During 2019, the Audit Committee, among other things:

•	Reviewed and discussed the Company’s quarterly earnings releases, quarterly reports on Form 10-Q and annual report on Form 10-K, including the consolidated financial statements;

•

Reviewed and discussed the Company’s policies and procedures for financial risk assessment and financial risk management and the major financial risk exposures of the Company and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditors for 2019 and summaries of the significant reports to management by the internal auditors;

•	Reviewed and discussed with management the plans and progress against those plans for remediating material weaknesses and significant deficiencies in internal controls;

•	Reviewed and discussed with management policies with respect to risk assessment and risk management;

•	Provided input to the Compensation Committee regarding performance of key finance, internal control and risk management personnel;

•	Reviewed and discussed with management their reports on the Company’s policies regarding applicable legal and regulatory requirements;

•	Reviewed, updated and approved the Audit Committee’s charter; and

•	Met regularly with the CFO, the General Counsel, the independent auditor and the internal auditors in separate executive sessions.

The Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditor the audited consolidated financial statements for the year ended December 31, 2019 and the critical accounting policies that are set forth in the Company’s annual report on Form 10-K.

The Audit Committee discussed with PwC matters that independent auditors must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (the “PCAOB”), including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees,” as adopted by the PCAOB. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures related to critical accounting policies.

PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB and represented that it is independent from the Company. The Audit Committee discussed with PwC its independence from the Company and considered whether services it provided to the Company beyond those rendered in connection with its audit of the Company’s annual consolidated financial statements included in its annual report on Form 10-K and reviews of the Company’s interim condensed consolidated financial statements included in its quarterly reports on Form 10-Q were compatible with maintaining its independence. The Audit Committee also reviewed and pre-approved, among other things, the audit, audit-related, tax and other services performed by the independent auditor. The Audit Committee received regular updates on the amount of fees and scope of audit, audit-related, tax and other services provided.

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2019 be included in the Company’s annual report on Form 10-K for filing with the SEC. The Audit Committee also selected PwC as the Company’s independent auditor for the year ending December 31, 2020, which it believes is in the best interest of the Company and its stockholders, and is presenting that selection to stockholders for ratification at the meeting.

Members of the Audit Committee of the Board:

Greg G. Maxwell, Chair

Martha S. Byorum

Steven E. Wynne

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5. PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

Proposal 1: Approval of Amendments to Declassify the Board

The Board recommends the approval of the proposed amendments to the Company’s Certificate of Incorporation and Bylaws to declassify the Board of Directors.

The affirmative vote of at least 66 2⁄3% of the shares of common stock outstanding is required to approve this proposal.

The Company’s Certificate of Incorporation and Bylaws provide for a classified board of directors divided into three classes of directors, with each class elected for staggered three-year terms. This structure was instituted at the time of our IPO to provide us with stability and continuity and to encourage a long-term perspective from our Board.

Our Governance and Nominating Committee and Board are committed to good corporate governance and frequently review the Company’s governance structure and practices. As part of its ongoing evaluation, the Board considered potential benefits and detriments of a classified board. While the Board believes that the continuity and long-term perspectives associated with a classified board are important considerations, there are many potential advantages to the declassification of the Board, including the ability of stockholders to evaluate directors annually. Annually elected boards are perceived by many institutional stockholders as increasing the accountability of directors to stockholders. After carefully weighing these considerations, the Board, upon the recommendation of the Governance and Nominating Committee, determined it is in the best interests of the Company and our stockholders to amend the Company’s Certificate of Incorporation and Bylaws to declassify the Board.

The proposed amendments (the “Declassification Amendment”) provide for the annual election of directors for one-year terms, commencing upon the expiration of a director’s current term. If approved by stockholders, the one-year term would apply immediately to the director nominees standing for election at the Annual Meeting – our Class III directors. The declassification of the Board would then be phased in over a period of two years – Class I and Class III directors would be up for election at the 2021 Annual Meeting of Stockholders, and all directors would be up for election at the 2022 Annual Meeting of Stockholders. The Declassification Amendment would not alter the existing terms of the Class I and Class II directors, whose terms expire at the annual meetings in 2021 and 2022, respectively. Accordingly, directors who had previously been elected to three-year terms will be entitled to complete those terms, and thereafter they or their successors would be elected to one-year terms at each annual meeting of stockholders.

The Declassification Amendment also provides that directors elected by the Board to fill vacancies after the Annual Meeting would be appointed for a term expiring at the next annual meeting of stockholders following their appointment, even if their predecessors were serving for a longer term. In addition, Delaware law provides that directors serving on boards that are not classified may be removed with or without cause. Consistent with Delaware law, the Declassification Amendment would permit stockholders to remove directors serving in a class elected to one-year terms with or without cause. Directors in a class that are serving out the remainder of a three-year term would continue to be removable only for cause.

The description of the Declassification Amendment is qualified in its entirety by reference to the text of the proposed revisions, which are set forth under the SIXTH Article in the Certificate of Incorporation and attached as Appendix A, and Article III, Section 2 of the Bylaws, which are attached as Appendix B. Additions are indicated by underlining, and deletions are indicated by strike-outs. The Declassification Amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting if our stockholders approve the Declassification Amendment. The affirmative vote of the holders of at least 66 2⁄3 percent of the outstanding shares of common stock entitled to vote on the Record Date is required to approve the Declassification Amendment pursuant to the Certificate of Incorporation and Bylaws. If our stockholders do not approve the Declassification Amendment, the Board will remain classified, with each class of directors serving for 3-year staggered terms.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS.

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Proposal 2: Election of Class III Directors

The Board has nominated three Class III directors for re-election at the Annual Meeting to hold office as further detailed below. The Governance and Nominating Committee evaluated and recommended the nominees in accordance with its charter and our Corporate Governance Guidelines.

Each director nominee must be elected by a plurality of the votes cast.

Whether or not stockholders approve Proposal One to amend the Certificate of Incorporation and Bylaws to declassify the Board, Class III directors currently serving on the Board will serve until the Annual Meeting. Class I directors will serve until the 2021 Annual Meeting of Stockholders and Class II directors will serve until the 2022 Annual Meeting of Stockholders (in each case, until their respective successors are duly elected and qualified). At the Annual Meeting, depending on the outcome of the stockholder vote on Proposal One, the three Class III director nominees will be elected to serve either: (1) a term of three years upon his or her election at the Annual Meeting if Proposal One – Approval of Amendment to Declassify the Board does not pass or (2) a term of one year upon his or her election at the Annual Meeting if Proposal One – Approval of Amendment to Declassify the Board does pass, and, in either case, until their respective successors are duly elected and qualified.

Based on the recommendation of the Governance and Nominating Committee, the Board has designated the three nominees listed below (the “Nominees”) for election as Class III directors of the Company to serve terms in accordance with the above description.

Name	Age	Director Since	Occupation
Suzanne L. Stefany	56	2017	Partner in the Strategic Advisory Group at PJT Partners
Bruce M. Taten	64	2014	Attorney
Roderick C. Wendt	65	1985	Former Chairman and Chief Executive Officer of the Company

The Nominees are currently directors and have consented to be named in this Proxy Statement and to serve as directors if elected at the Annual Meeting. We have no reason to believe that any of the Nominees will be unable or unwilling for good cause to serve if elected. However, if any Nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

Each Nominee must be elected by a plurality of the votes cast. If any of our Nominees receive less than the affirmative vote of the majority of shares voted, then in accordance with the Company’s mandatory resignation policy, such Nominee must promptly tender his or her resignation from the Board.

The Board believes that each of the Nominees and continuing directors is well qualified to serve on the Board, and each of the Nominees brings his or her particular business, industry and financial experience and expertise to the Board. The Board believes that the backgrounds and qualifications of all of the directors, considered as a group, provide a complementary blend of experience, knowledge and abilities. See “The Board of Directors—Members of the Board of Directors” for additional information on the business experience and qualifications of each of our Nominees.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL THREE OF THE BOARD’S CLASS III DIRECTOR NOMINEES LISTED ON THE PROXY CARD.

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Proposal 3: Approval of Amendments to Eliminate Supermajority Voting Provisions

The Board recommends the approval of the proposed amendments to the Company’s Certificate of Incorporation and Bylaws to eliminate all supermajority voting provisions.

The affirmative vote of at least 66 2⁄3% of the shares of common stock outstanding is required to approve this proposal.

The Company’s Certificate of Incorporation and Bylaws provide that certain amendments to the Certificate of Incorporation and Bylaws require the affirmative vote of holders of two-thirds (66 2⁄3%) or more of the voting power of the outstanding shares of capital stock entitled to vote. We refer to this voting standard as the “Supermajority Vote.”

Specifically, our Certificate of Incorporation provides that certain amendments to the Certificate of Incorporation must be approved by a Supermajority Vote, including amendments regarding the ability of stockholders to call a special meeting or to act by written consent, the declassification of the Board and the ability to amend the Certificate of Incorporation and Bylaws. Similarly, our Bylaws require a Supermajority Vote to amend the Bylaws. The Company established the Supermajority Vote provision at the time of its IPO to protect the interests of our stockholders by ensuring that fundamental changes to the Certificate of Incorporation have the support of a broad consensus of all stockholders. After considering the advantages and disadvantages of the Supermajority Vote provision, including through dialogue with our stockholders and review of current governance best practices, the Board has determined it is in the best interests of the Company and our stockholders to amend our Certificate of Incorporation and Bylaws to eliminate the Supermajority Vote (the “Simple Majority Amendment”). Because approval of a majority of the voting power of the Company would still be required to effect action under the revised provisions, the Board believes this Simple Majority Amendment affords sufficient protection of stockholder interests while being responsive to the prevailing views regarding best corporate governance practices.

If approved, future stockholder-approved amendments to our Certificate of Incorporation and Bylaws would not be subject to a Supermajority Vote and instead would require the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at any annual or special meeting of stockholders.

The description of the Simple Majority Amendment to the Certificate of Incorporation is qualified in its entirety by reference to the text of the proposed revisions, which are set forth under the FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH and TENTH Articles in the Certificate of Incorporation and attached as Appendix A and Article X of the Bylaws, which are attached as Appendix B. Additions are indicated by underlining, and deletions are indicated by strike-outs. The Simple Majority Amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting if our stockholders approve the Simple Majority Amendment. The affirmative vote of the holders of at least of at least 66 2⁄3 percent of the outstanding shares of common stock entitled to vote on the Record Date is required to approve the Simple Majority Amendment pursuant to the Certificate of Incorporation and Bylaws.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION AND BYLAWS TO ELIMINATE ALL SUPERMAJORITY VOTE REQUIREMENTS.

2020 Proxy Summary	|	43

Proposal 4: Approval of Amendments to Create Stockholder Right to Call a Special Meeting

The Board recommends the approval of the proposed amendments to the Company’s Certificate of Incorporation and Bylaws to create the right of stockholders to call a special meeting.

The affirmative vote of at least of at least 66 2⁄3% of the shares of common stock outstanding is required to approve this proposal.

The Company’s Certificate of Incorporation and Bylaws currently provide that special meetings of stockholders may be called only by the Board. After consideration of the current and emerging practices of other public companies, the Board has determined that the Certificate of Incorporation and Bylaws should be amended to allow stockholders with a Net Long Beneficial Ownership (as proposed to be defined in the Certificate of Incorporation) of at least 25% of the outstanding shares of the Company’s common stock that have been held continuously for at least one year to call a special meeting of stockholders (the “Special Meeting Amendment”). The Board has determined it is in the best interests of the Company and our stockholders to amend our Certificate of Incorporation and Bylaws to reflect the Special Meeting Amendment.

The Board believes that the 25% threshold strikes an appropriate balance between enhancing stockholder rights while not providing a mechanism for individual stockholders to pursue special interests that are not in the best interests of the Company and its stockholders in general. The proposed threshold is also consistent with the proposition that special meetings should be limited to extraordinary matters or significant strategic concerns that require attention prior to the next annual meeting. In addition, the Net Long Beneficial Ownership requirement will help reduce the risk that a small group of short-term, special interest or self-interested stockholders initiate actions that are not in the best interests of the Company or its stockholders and reduce the financial and administrative burdens on the Company.

The description of the Special Meeting Amendment to the Certificate of Incorporation is qualified in its entirety by reference to the text of the proposed revisions, which are set forth under the FIFTH Article in the Certificate of Incorporation and attached as Appendix A and Section 3 of the Bylaws, which are attached as Appendix B. Additions are indicated by underlining, and deletions are indicated by strike-outs. The Special Meeting Amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting if our stockholders approve the Special Meeting Amendment. The affirmative vote of the holders of at least of at least 66 2⁄3 percent of the outstanding shares of common stock entitled to vote on the Record Date is required to approve the Special Meeting Amendment pursuant to the Certificate of Incorporation and Bylaws.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION AND BYLAWS TO CREATE THE RIGHT OF STOCKHOLDERS TO CALL A SPECIAL MEETING.

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Proposal 5: Approval of Amendments to Allow Stockholder Action by Written Consent

The Board recommends the approval of the proposed amendments to the Company’s Certificate of Incorporation and Bylaws to create the right of stockholders to take action by written consent.

The affirmative vote of at least of at least 66 2⁄3% of the shares of common stock outstanding is required to approve this proposal.

The Board is submitting for stockholder approval a proposal to amend our Certificate of Incorporation and Bylaws to allow stockholders to act by written consent (the “Written Consent Amendment”). The Written Consent Amendment includes various procedural safeguards, which the Board believes are in the best interests of the Company and its stockholders, to address concerns that the written consent process could be abused:

•

To reduce the risk that a small group of short-term, special interest or self-interested stockholders initiate actions that are not in the best interests of the Company or its stockholders and reduce the financial and administrative burdens on the Company, the proposed amendments would allow stockholders with a Net Long Beneficial Ownership (as propose to be defined in the Certificate of Incorporation) of at least 25% of the outstanding shares of the Company’s common stock that have been held continuously for at least one year to request that the Board set a record date to determine the stockholders entitled to act by written consent. The ownership threshold required to request stockholder action by written consent is the same ownership threshold required for stockholders to call a special meeting. The Board believes that the ownership threshold for setting a record date to act by written consent and calling a special meeting should be the same so there is no advantage to proceeding by special meeting versus by written consent. Subject to our stockholders approving the elimination of all Supermajority Vote requirements under Proposal Three, any action by written consent must be approved by stockholders holding at least a majority of the shares outstanding.

•

To protect against stockholder disenfranchisement, written consents must be solicited from all stockholders in accordance with Regulation 14A of the Exchange Act, ensuring that a written consent solicitation statement is publicly filed and giving each stockholder the right to consider and act on a proposal. This protection also would eliminate the possibility that a small group of stockholders could act without a public and transparent discussion of the merits of any proposed action and without input from all stockholders. Moreover, any such small group of stockholders may not owe a fiduciary duty to all stockholders and could act without deliberation and comment from our management or the Board. Depriving stockholders of this important deliberative process, during which stockholders can consider the advice of directors who owe a fiduciary duty to all stockholders, is contrary to our culture of open communication and good corporate governance.

•

To provide transparency, stockholders requesting action by written consent must provide the Company with approximately the same information currently required of any Company stockholder seeking to nominate directors or propose action at a meeting.

•

To provide the Board with a reasonable timeframe to properly evaluate and respond to a stockholder request, the proposed amendments require that the Board must act, with respect to a valid request, to set a record date no more than 10 days after the Board action to set a record date.

•

To ensure that stockholders have sufficient time to consider the proposal, as well as to provide the Board the opportunity to present its views regarding the proposed action, delivery of executed consents cannot begin until 90 days after the valid delivery of a request to set a record date.

To ensure that the written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available in a limited number of circumstances, including:

•	for matters that are not a proper subject for stockholder action under applicable law,

•	if the record date request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law,

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•	if the request to set a record date is received by the Company during the period beginning 90 days prior to the first anniversary of the date of the most recent annual meeting,

•

if an annual or special meeting of stockholders that included an item of business identical or substantially similar to the proposed action was held within one year prior to the date the Company received the request for a record date, or

•

if an identical or substantially similar item is included in our notice for a meeting of stockholders that has been called but not yet held, or will be included in the notice for a meeting to be called within 90 days after the date the Company received the request for a record date.

The description of the Written Consent Amendment to the Certificate of Incorporation and Bylaws is qualified in its entirety by reference to the text of the proposed revisions, which are set forth under the FIFTH Article in the Certificate of Incorporation and attached as Appendix A and Section 10 in the Bylaws, which are attached as Appendix B. Additions are indicated by underlining, and deletions are indicated by strike-outs. The Written Consent Amendment would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting if our stockholders approve the Written Consent Amendment. The affirmative vote of the holders of at least of at least 66 2⁄3 percent of the outstanding shares of common stock entitled to vote on the Record Date is required to approve the Written Consent Amendment pursuant to the Certificate of Incorporation and Bylaws.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION AND BYLAWS TO ALLOW STOCKHOLDER ACTION BY WRITTEN CONSENT.

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Proposal 6: Advisory Vote to Approve Compensation of NEOs

The Board is requesting your advisory vote on the following “say-on-pay” resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved.

The affirmative vote of a majority of the votes cast is required to approve this proposal on a non-binding, advisory basis.

The Board is committed to excellence in corporate governance and recognizes the interest our stockholders have in our executive compensation program. As part of that commitment, and in accordance with the Exchange Act, our stockholders are being asked to approve a nonbinding, advisory resolution on the compensation of our named executive officers, as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis, beginning on page 20 of this Proxy Statement, we believe that our executive compensation program effectively aligns the interests of our executive officers with those of our stockholders by tying a significant portion of their compensation to JELD-WEN’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to JELD-WEN’s long-term success.

We are asking our stockholders to vote FOR, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby approved.

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee and the Board value the opinions expressed by the Company’s stockholders on this issue and will consider the outcome of this vote when making future compensation decisions for the named executive officers.

Statement in Support

Through our ongoing stockholder engagement, we receive consistent feedback that our investors favor incentive compensation arrangements tied to specific performance measures that drive long-term performance and value creation. In addition, at our annual meeting of stockholders held in 2019, 89% of the votes cast on our say-on-pay proposal approved the compensation we paid to our executive officers. As a result of this stockholder support of our pay-for-performance compensation structure, among other considerations, the Committee decided not to implement any significant changes to our compensation programs in fiscal 2019, but to continue to focus our compensation program to incorporate performance elements directly linked to achievement of our long-term strategic goals.

Key features of our fiscal year 2019 executive compensation program were:	Pay-for-Performance

•   50% of the annual long-term target equity opportunity for our NEOs was delivered in the form of a performance-based stock award with payouts based on achievement against pre-established strategic performance metrics.

•   Metrics for our performance stock awards were designed to align with our key strategic initiatives that drive long-term stockholder value.

•   Our performance stock awards included a relative total stockholder return multiplier, to incentivize significant positive outperformance, thereby strengthening the alignment of the interests of our executive officers with the interests of our long-term stockholders.

100% Annual cash incentive tied to achievement of preset financial targets
50% Long-term target equity awards were performance stock awards tied to strategic metrics

For 2019, actual pay realized by our NEOs was commensurate with our performance. We achieved growth in some aspects of our operations and generated an increase in total shareholder return of 64.7% in 2019, compared to a 31.5% increase in total shareholder return in the Standard & Poor’s 500 Index. Our cash flow generation was strong, resulting in our Adjusted Free Cash Flow for MIP purposes exceeding the maximum performance goal established by the

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Compensation Committee. Our Adjusted Revenue and Adjusted EBITDA for MIP purposes, however, failed to meet the threshold performance goals established by the Compensation Committee. As a result, our NEOs were compensated at less than their total target values under the 2019 Management Incentive Plan.

Our CEO’s 2019 total target compensation was 81% of our peer company average compensation. His total cash compensation was 83% of target, or 63% of our peer company average cash compensation. The following table shows how our CEO’s total compensation compares to target compensation and the average CEO compensation as reported by our peer companies.

✓

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 6 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

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Proposal 7: Ratification of Selection of Independent Auditor for 2020

The Audit Committee has selected PwC as JELD-WEN’s independent auditor for 2020. As a matter of good corporate governance and because the Board considers the selection of the independent auditor to be an important matter of stockholder concern, the Board asks that stockholders ratify the selection of PwC as independent auditor.

The affirmative vote of a majority of the votes cast is required to approve this proposal.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of JELD-WEN’s independent auditor retained to audit JELD-WEN’s financial statements and internal controls over financial reporting. The Committee conducts a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence. The Committee considers whether the independent auditor should be rotated and considers the advisability and potential impact of selecting a different independent auditor. In evaluating and selecting the Company’s independent auditor, the Audit Committee considers, among other things, historical and recent performance of the current independent audit firm, an analysis of known significant legal or regulatory proceedings related to the firm, external data on audit quality and performance, including recent PCAOB reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the audit firm.

The Audit Committee selected, and the Board ratified the selection of, PwC to serve as our independent auditor for 2020. PwC has been JELD-WEN’s auditor since 2000.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner under this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management. Due to the rotation requirements, JELD-WEN last engaged a new audit partner at PwC beginning in 2018.

The Audit Committee and the Board believe that the continued retention of PwC as our independent auditor is in the best interests of JELD-WEN and our stockholders, and we are asking our stockholders to ratify the selection of PwC as our independent auditor for 2020. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on JELD-WEN’s independent auditor and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of JELD-WEN and our stockholders.

Representatives of PwC will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

✓	OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PWC AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2020.

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6. INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Questions and Answers About the Annual Meeting

Why am I receiving these materials?

You are receiving these materials because, at the close of business on March 9, 2020 (the “Record Date”), you owned shares of the Company’s common stock, $0.01 par value per share. All stockholders of record on the Record Date are entitled to attend and vote at the Annual Meeting.

Each share of our common stock is entitled to vote at the Annual Meeting. As of the Record Date, we had 100,754,836 shares of common stock outstanding. With respect to all matters submitted for vote at the Annual Meeting, each share of common stock is entitled to one vote.

What is a proxy?

A “proxy” is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted at the

Annual Meeting in accordance with the stockholder’s specific voting instructions.

The Board is soliciting proxies for use at the Annual Meeting and has designated James Hayes to serve as proxy for the Annual Meeting, or any postponements or adjournments of the meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

The SEC rules allow companies to choose the method for delivery of proxy materials to stockholders. The Company has elected to mail a Notice of Internet Availability of Proxy Materials, rather than send a full set of these materials in the mail. The Notice of Internet Availability of Proxy Materials were sent to stockholders beginning on or about March [    ], 2020, and the proxy materials were posted in the Financials section of the Company’s website, investors.jeld-wen.com, and on the website referenced in the Notice of Internet Availability of Proxy Materials on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by the Company’s stockholders and lowers the Company’s costs. All stockholders will have the ability to access, and receive instructions on how to access, the proxy materials over the Internet or request a printed set of the proxy materials, if desired. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote using the Internet or by telephone. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company LLC (“AST”), you are a stockholder of record with respect to those shares and the Notice of Internet Availability of Proxy Materials or the proxy materials were sent directly to you by Broadridge Financial Solutions, Inc. (“Broadridge”).

Beneficial Owners. If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability of Proxy Materials or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

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How can I access the proxy materials for the Annual Meeting?

Stockholders may access the proxy materials, which include the Notice of Annual Meeting of Stockholders, Proxy Statement (including a form of proxy card) and 2019 Annual Report on the Internet at www.proxyvote.com. You can also request a paper copy of the proxy materials be mailed to you free of charge via the Internet (at www.proxyvote.com), by telephone (toll-free at 800-579-1639) or by sending an email to sendmaterial@proxyvote.com and referencing the 16-digit number on the Notice of Internet Availability of Proxy Materials that you received. Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will help preserve environmental resources.

Stockholders of Record. You may enroll in the electronic proxy delivery service at any time by contacting JELD-WEN Stockholder Services via email at StockholderServices@jeldwen.com and requesting enrollment.

Beneficial Owners. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

What matters am I voting on, how may I vote on each matter, and how does the Board recommend that I vote on each matter?

The following table sets forth each of the matters you are being asked to vote on, the standard for determining the outcome of the vote, how you may vote on each proposal and how the Board recommends that you vote on each proposal:

Matter to be Voted Upon	How May I Vote?	How Does the Board Recommend that I Vote?

1.  The approval of amendments to the Company’s Certificate of Incorporation and Bylaws to declassify the Board.

The affirmative vote of at least 66 2⁄3% of the shares of common stock outstanding is required to approve this proposal.

	You may vote FOR or AGAINST the Declassification Amendment, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the Declassification Amendment.

2.  The election of the three Class III director nominees identified in this Proxy Statement for the terms as described in Proposal Two.

Each Class III director must be elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes “FOR” are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.

You may (i) vote FOR the election of all Class III director nominees named herein; (ii) WITHHOLD authority to vote for all such Class III director nominees; or (iii) vote FOR the election of some Class III director nominees and WITHHOLD authority to vote for specific Class III director nominees by so indicating in the space provided on the proxy. If you WITHHOLD your vote, your shares will not be considered to have been voted and will have no effect on the vote on this matter.

The Board recommends that you vote FOR all three of the Class III director nominees.

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Matter to be Voted Upon	How May I Vote?	How Does the Board Recommend that I Vote?

3.  The approval of amendments to the Company’s Certificate of Incorporation and Bylaws to eliminate Supermajority Vote requirements.

The affirmative vote of at least 66 2⁄3% of the shares of common stock outstanding is required to approve this proposal.

	You may vote FOR or AGAINST the Simple Majority Amendment, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the Simple Majority Amendment.

4.  The approval of amendments to the Company’s Certificate of Incorporation and Bylaws to create a right of stockholders to call a special meeting.

The affirmative vote of at least 66 2⁄3% of the shares of common stock outstanding is required to approve this proposal.

	You may vote FOR or AGAINST the Special Meeting Amendment, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the Special Meeting Amendment.

5.  The approval of amendments to the Company’s Certificate of Incorporation and Bylaws to create a right of stockholders to take action by written consent.

The affirmative vote of at least 66 2⁄3% of the shares of common stock outstanding is required to approve this proposal.

	You may vote FOR or AGAINST the Written Consent Amendment, or you may indicate that you wish to ABSTAIN from voting on the matter.	The Board recommends that you vote FOR the Written Consent Amendment.

6.  The approval, on a nonbinding, advisory basis, of the compensation of our named executive officers.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this advisory proposal, meaning that only votes cast “FOR” or “AGAINST” the proposal will be counted in determining the outcome.

	You may vote FOR or AGAINST the advisory vote on the compensation of our named executive officers, or you may indicate that you wish to ABSTAIN from voting on the matter. An abstention will have no effect on the vote on this matter.	The Board recommends that you vote FOR the approval, on an advisory basis, of the Company’s executive compensation.

7.  The ratification of PwC as the Company’s independent auditor for 2020.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve this proposal, meaning that only votes cast “FOR” or “AGAINST” the proposal will be counted in determining the outcome.

	You may vote FOR or AGAINST the ratification of PwC, or you may indicate that you wish to ABSTAIN from voting on the matter. An abstention will have no effect on the vote on this matter.	The Board recommends that you vote FOR the ratification of PwC as the Company’s independent auditor for 2020.

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Other matters that may properly come before the Annual Meeting may require more than a majority vote under our Bylaws, our Certificate of Incorporation, the laws of Delaware or other applicable laws.

How do I vote if I am a stockholder of record?

As a stockholder of record, you may vote your shares in any one of the following ways:

•	Call the toll-free number shown on the proxy card;

•	Vote on the Internet on the website shown on the proxy card;

•	Mark, sign, date and return the enclosed proxy card in the postage-paid envelope; or
•	Vote in person at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone or online will not affect your right to attend the Annual Meeting and vote in person.

How do I vote if I am a beneficial owner?

As the beneficial owner, you have the right to direct your bank or broker how to vote your shares by following the instructions that your bank or broker sent to you. You will receive, or be provided access to, proxy materials and voting instructions for each account that you have with a bank or broker. As a beneficial owner, if you wish to change the directions that you have provided your bank or broker, you should follow the instructions that your bank or broker sent to you.

As a beneficial owner, you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your bank or broker giving you the right to vote the shares.

What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

Stockholders of Record. If you are a stockholder of record and sign and return your proxy card or complete the online or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them in accordance with the recommendations of the Board, as follows:

•	FOR the amendments to the Certificate of Incorporation and Bylaws to declassify the Board;

•	FOR the election of the Class III director nominees;

•	FOR the amendments to the Certificate of Incorporation and Bylaws to eliminate Supermajority Vote requirements;

•	FOR the amendments to the Certificate of Incorporation and Bylaws to establish the right of stockholders to call a special meeting;
•	FOR the amendments to the Certificate of Incorporation and Bylaws to establish the right of stockholders to take action by written consent;

•	FOR the approval, on an advisory basis, of the Company’s executive compensation program; and

•	FOR the ratification of PwC as our independent auditor for 2020.

Beneficial Owners. If you sign your voting card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes, abstentions and withheld votes?

Under the rules of the NYSE, if you are a beneficial owner of shares held in street name, your bank or broker has discretion to vote only on certain “routine” matters without your voting instructions. The only “routine” proposal you are being asked to vote on at the Annual Meeting is the Ratification of PricewaterhouseCoopers LLP as the Corporation’s

independent auditor for the fiscal year ending December 31, 2020 (Proposal Seven). Your bank or broker will not be permitted to vote your shares on any of the other proposals at the Annual Meeting unless you provide proper voting instructions. Accordingly, stockholders are urged to give their bank or broker instructions on voting their shares on all matters.

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Our Bylaws require that elections of directors (Proposal Two) be determined by a plurality of the votes cast. Abstentions, withheld votes and broker non-votes have no effect on the proposal for the election of directors. Any non-employee director nominee who does not receive the affirmative vote of the majority of votes cast must promptly tender his or her resignation from the Board.

Our Certificate of Incorporation and Bylaws require that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote to approve the Declassification Amendment (Proposal One), the Simple Majority Amendment (Proposal Three), the Special Meeting Amendment (Proposal Four) and the

Written Consent Amendment (Proposal Five). If you abstain from voting on these matters, the abstention will have the same effect as a vote against that proposal.

The affirmative vote of a majority of the votes cast affirmatively or negatively is required to approve, on an advisory basis, the compensation of the Corporation’s named executive officers (Proposal Six) and the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent auditor for the fiscal year ending December 31, 2020 (Proposal Seven). If you abstain from voting on these matters, the abstention will have the same effect as a vote against that proposal. Broker non-votes, if any, will have no effect on the outcome of these two proposals.

How do I vote Plan Shares?

If you are a participant in the JELD-WEN Employee Stock Ownership and Retirement Plan (“ESOP”) and/or JELD-WEN KSOP (“KSOP”; together with the ESOP, each a “Plan”), you will receive a voting card that will permit you to instruct the administrator of the Plan through Wells Fargo & Company (“Wells Fargo”) how to vote the shares of common stock credited to your account(s) and held in a Plan on March 9, 2020. Wells Fargo, as custodian of the Plan’s assets and stockholder of record, will vote these shares in accordance with your instructions to the Plan administrator or, on any matter for which you do not provide timely voting instructions, in accordance with the recommendation of the Board.

What can I do if I change my mind after I vote?

Stockholders of Record. If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	Written notice of revocation to JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary;

•	Timely delivery of a valid, later-dated proxy or a later-dated online vote or vote by telephone; or

•	Attending the Annual Meeting and voting in person by ballot.

Beneficial Owners. If you are a beneficial owner of shares but not the stockholder of record, you may submit new voting instructions by contacting your bank or broker. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote if I am a beneficial owner?” above. All shares represented by valid proxies received and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s specific voting instructions.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or you hold a valid legal proxy for the Annual Meeting as described in the answer to the previous question.

Stockholders of Record. If you are a stockholder of record, the Notice of Internet Availability of Proxy Materials is your admission ticket. You will need to bring the notice and valid photo identification with you to the Annual Meeting in order to be admitted to the meeting.

Beneficial Owners. If you hold your shares in street name, you will need to bring with you to the Annual Meeting valid photo identification and your most recent brokerage statement or a letter from your bank or broker indicating that you hold JELD-WEN shares. We will use that statement or letter to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy, as described in the answer to the question “How do I vote if I am a beneficial owner?” above.

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Please note that cameras, phones or other similar electronic devices may not be used in the meeting room and large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with meeting guidelines and procedures that will be available at the meeting.

What votes need to be present to hold the Annual Meeting?

Under our Bylaws, a quorum will exist at the Annual Meeting if stockholders holding a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions, withheld votes and broker non-votes are counted as “present” for determining a quorum.

Who will count the votes?

American Election Services, LLC (“AES”) will act as the inspector of elections and count the votes.

Where can I find the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will also publish voting results in a current report on Form 8-K that we will file with the SEC within four business days of the Annual Meeting. If on the date of this Form 8-K filing the inspectors of election for the Annual Meeting have not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent amendment on Form 8-K/A filing within four business days after the final voting results are known.

Who will pay the costs of soliciting these proxies?

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the 2019 Annual Report and proxy card), as applicable, and any additional information furnished to stockholders. Broadridge will assist us in distribution of the proxy materials and AES will provide voting and tabulation services for the Annual Meeting. We may reimburse banks, brokers, custodians and nominees for their reasonable costs of forwarding proxy materials to beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers, or other employees for such services.

Are you “householding” for stockholders sharing the same address?

The SEC’s rules permit us to deliver a single copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials, as applicable, to an address that two or more stockholders share. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials (including the Proxy Statement, the 2019 Annual Report and proxy card with postage-paid envelope), as applicable, to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. If printed copies of proxy materials are requested, we will still send each stockholder an individual proxy card.

If you did not receive an individual copy of the Notice of Internet Availability of Proxy Materials, or a full set of the proxy materials, as applicable, we will send copies to you if you contact us at JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary or by telephone at (877) 592-7575. If you and other residents at your address received multiple copies of the Notice of Internet Availability of Proxy Materials and desire to receive only a single copy of these materials, you may contact your bank or broker or contact us at the above address or telephone number.

2020 Proxy Summary	|	55

What is the deadline for stockholders to propose actions for consideration at the annual meeting of stockholders to be held in 2021?

Stockholder Proposals to be Considered for Inclusion in the Company’s 2021 Proxy Materials. To be considered for inclusion in our proxy statement for our 2021 annual meeting, stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by or before close of business on Friday, November 27, 2020 and be submitted in accordance with Rule 14a-8. These stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2021 annual meeting.

Other Stockholder Proposals for Presentation at the 2021 annual meeting. A stockholder proposal that is not submitted for inclusion in our 2021 proxy materials but is instead intended to be presented at the 2021 annual meeting, or that intends to submit a candidate for nomination as director at the 2021 annual meeting, must comply with the “advance notice” deadlines in our Bylaws. As such, notice of such business or nominations must be received by the Company no earlier than 75 days and no later than 45 days prior to the one-year anniversary of March [    ], 2020, the date on which the 2020 Proxy Materials were first mailed, as set forth more fully in our Bylaws, and must comply with the other requirements set forth in our Bylaws. Such notices must be in writing and received within the “advance notice” deadlines described above at our principal executive office: JELD-WEN Holding, Inc., 2645 Silver Crescent Drive, Charlotte, North Carolina 28273, Attention: Corporate Secretary.

Whom should I call if I have any questions?

If you have any questions about your ownership of Company voting stock, please contact our transfer agent at:

American Stock Transfer & Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

Internet: www.astfinancial.com

Telephone: (866) 668-6551

Email: info@astfinancial.com

(reference JELD-WEN Holding, Inc. in the subject line)

If you have any questions about voting or the Annual Meeting, please contact the Company’s Shareholder Services team at:

JELD-WEN Holding, Inc. Shareholder Services

2645 Silver Crescent Drive

Charlotte, North Carolina 28273

Toll Free: 877.592.7575

Fax: 704.246.5009

Email: ShareholderServices@jeldwen.com

56	|

Incorporation by Reference

The Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference into such filing. In addition, the information contained on, or that can be accessed through, our website is not part of this Proxy Statement and references to our website addresses in this Proxy Statement are inactive textual references only.

Access to Reports and Other Information

We file or furnish our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents electronically with the SEC under the Exchange Act. You may obtain such reports from the SEC’s website at www.sec.gov.

Our website is investors.jeld-wen.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and other documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Business Conduct and Board committee charters are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to JELD-WEN Holding, Inc. Attention: Corporate Secretary, at 2645 Silver Crescent Drive, Charlotte, North Carolina 28273. References to our website in this Proxy Statement are inactive textual references only and the contents of our website are not incorporated by reference into this Proxy Statement for any purpose.

List of Company Stockholders

A list of our stockholders as of March 9, 2020, the record date for the Annual Meeting, will be available for inspection at our corporate headquarters during ordinary business hours throughout the 10-day period prior to the Annual Meeting. The list of stockholders will also be available for such examination at the Annual Meeting.

Other Matters That May Come Before the Annual Meeting

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named on the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

2020 Proxy Summary	|	57

ANNEX A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JELD-WEN HOLDING, INC.

(Originally incorporated on May 31, 2016)

FIRST: The name of the corporation is JELD-WEN Holding, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, postal code 19801, in the County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 990,000,000, consisting of 900,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and 90,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

~~B.~~ B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

~~C.~~ C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

~~D. Effective upon the effectiveness of the Restated Certificate of Incorporation of the Corporation containing this sentence (the “Effective Time”), each share of the series designated Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall be reclassified, changed and converted into one share of Common Stock (as defined herein).~~

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

~~A.~~ A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

~~B.~~ B. The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.

~~C. Any~~C. All actions required or permitted to be taken by stockholders at ~~any~~an annual or special meeting of stockholders of the Corporation may be ~~taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares~~ effected by the written consent of the holders of capital stock of the Corporation entitled to vote ~~thereon were present and voted; provided, however, that from and after the first such time (the “Trigger Date”) that the Onex Group (as defined below) ceases to beneficially own more than fifty percent (50%) of the then-outstanding shares of Common Stock, subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by a written consent or consents by stockholders in lieu of such meeting. For purposes of this Restated Certificate of Incorporation, the term “Onex Group” shall mean Onex Corporation and its affiliates, including funds managed by an affiliate of Onex Partners Manager LP and/or Onex Corporation, as appropriate.~~as of the record date of the written consent; provided that no such action may be effected except in accordance with the provisions of Section C of this Article FIFTH and applicable law.

(i) Request for Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the board of directors or as otherwise established under Section C of this Article FIFTH. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation and delivered to the Corporation at its principal executive office and signed by stockholders of record at the time of the request with a combined Net Long Beneficial Ownership (as defined in the bylaws) of at least the Requisite Percentage (as defined in the bylaws) of voting power of the outstanding shares of capital stock of the Corporation entitled to vote on the matter and who have held a combined Net Long Beneficial Ownership of at least the Requisite Percentage of voting power of the outstanding shares of capital stock continuously for at least 12 months preceding the date of the request and through the record date (the “Requisite Holding Period”), request that a record date be fixed for such purpose. Such request must contain the information set forth in paragraph (ii) of Section C of this Article FIFTH. Following receipt of such request, the board of directors shall, by the later of (a) 20 days after the Corporation’s receipt of such request and (b) 5 days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the action to which such request relates may be effected by written consent of stockholders in lieu of a meeting, determine the validity of such request and whether such request relates to an action that may be taken by written consent of stockholders in lieu of a meeting pursuant to Section C of this Article FIFTH and applicable law and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than 10 days after the date upon which the resolution fixing the record date is adopted by the board of directors and shall not precede the date upon which such resolution is adopted. If (x) the request required by this paragraph (i) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to Section C of this Article FIFTH and applicable law or (y) no such determination shall have been made by the date required by this paragraph (i), and in either event no record date has been fixed by the board of directors, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in paragraph (vi) of Section C of this Article FIFTH; provided that if prior action by the board of directors is required under the provisions of the Delaware General Corporation Law, the record date shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

(ii) Notice Requirements. The request required by paragraph (i) of Section C of this Article FIFTH must be delivered by stockholders of record with a combined Net Long Beneficial Ownership of at least the Requisite Percentage of voting power of the outstanding shares of capital stock of the Corporation entitled to vote on the matter as of the date of such delivery (with written evidence of such ownership included with the written notice making such request) and such stockholders must have held a combined Net Long Beneficial Ownership of at least the Requisite Percentage for at least the Requisite Holding Period, must describe the action proposed to be taken by written consent of stockholders in lieu of a meeting and must contain such information and representations, to the extent applicable, required by the bylaws of the Corporation (relating to advance notice of stockholder nominations or business proposals to be submitted at a meeting of stockholders) as though such stockholder or stockholders were intending to make a nomination or to bring a business proposal before a meeting of stockholders (other than a proposal permitted to be included in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including, without limitation, all such information regarding the stockholder or stockholder(s) making the request required by paragraph (i) of Section C of this Article FIFTH, the beneficial owner or beneficial owners, if any, on whose behalf the request is made, and the text of the proposal(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the bylaws of the Corporation). The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation, including such information as may be requested to determine the validity of the request and to determine whether such request relates to an action that may be effected by written consent of stockholders in lieu of a meeting under Section C of this Article FIFTH and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with Section C of this Article FIFTH and applicable law, the stockholder(s) seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, in the same manner required by the bylaws of the Corporation.

(iii) Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (a) the request to act by written consent made pursuant to paragraph (i) of Section C of this Article FIFTH (x) does not comply with Section C of this Article FIFTH, (y) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law or (z) relates to an item of business that is not a proper subject for stockholder action under applicable law; (b) any such request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders; (c) an identical or substantially similar item (a “Similar Item”) to that included in any such request was presented at any meeting of stockholders held within one year prior to the Corporation’s receipt of such request; (d) a Similar Item is already included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that has been called but not yet held, and the date of which is within 90 days of the Corporation’s receipt of such request; or (e) the board of directors calls an annual or special meeting of stockholders for the purpose of presenting a Similar Item, or solicits action by written consent of stockholders for a Similar Item pursuant to paragraph (i) of Section C of this Article FIFTH.

(iv) Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent of stockholders in accordance with Section C of this Article FIFTH and applicable law from all holders of capital stock of the Corporation entitled to vote on the matter.

(v) Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by paragraph (vi) of Section C of this Article FIFTH and applicable law, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.

(vi) Delivery of Consents. No Consents may be dated or delivered to the Corporation until 90 days after the delivery of the related request required by paragraph (i) of Section C of this Article FIFTH. Consents must be delivered to the Corporation at its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary or such other officer of the Corporation as the board of directors may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary or such other officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Secretary or such other officer of the Corporation as the board of directors may designate shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this paragraph (vi), the Secretary or such other officer of the Corporation as the board of directors may designate may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(vii) Effectiveness of Consent. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, no action may be taken by the stockholders by written consent except in accordance with Section C of this Article FIFTH and applicable law. If the board of directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, Section C of this Article FIFTH or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with Section C of this Article FIFTH or applicable law, then the board of directors shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary or such other officer of the Corporation as the board of directors may designate certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (vi) of Section C of this Article FIFTH represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the Delaware General Corporation Law and this Amended and Restated Certificate of Incorporation.

(viii) Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (a) none of the foregoing provisions of Section C of this Article FIFTH shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the board of directors and (b) the board of directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

(ix) Challenge to Validity of Consent. Nothing contained in Section C of this Article FIFTH shall in any way be construed to suggest or imply that the board of directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation or such other officer of the Corporation as the board of directors may designate or to prosecute or defend any litigation with respect thereto.

~~D.~~ D. Special meetings of stockholders of the Corporation may be called only (i) by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, or (ii) ~~at any time prior to the Trigger Date,~~ by the Secretary upon the written request of one more or stockholders ~~holding~~of record with a combined Net Long Beneficial Ownership, as of the date of the request, ~~a majority of the~~of at least the Requisite Percentage of the outstanding shares of capital stock of the Corporation who have held a combined Net Long Beneficial Ownership of at least the Requisite Percentage of voting power of the outstanding shares of capital stock of the Corporation continuously for at least 12 months preceding the date of the request and through the date of the special meeting and in accordance with the requirements of the bylaws. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors as fixed by resolution of the board of directors whether or not there exist any vacancies in previously authorized directorships.

E. An annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the board of directors shall fix.

SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of authorized directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. ~~The~~Beginning with the annual meeting of stockholders to be held in the year ending December 31, 2020, the directors, other than Class I directors and Class II directors (each as defined below), including those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be ~~divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve~~elected for a term expiring at the Corporation’s ~~first~~next annual meeting of stockholders ~~following the consummation of the initial public offering of the Common Stock (the “IPO”), Class II directors shall initially serve for a term expiring at the Corporation’s second~~. Each director who was elected at the 2018 annual meeting of stockholders ~~following the IPO, and Class III directors shall initially serve for a~~for a three-year term expiring ~~at the Corporation’s third~~in 2021 (the “Class I directors”), and each director who was elected at the 2019 annual meeting of stockholders ~~following the IPO, with each~~for a three-year term expiring in 2022 (the “Class II directors”), shall continue to hold office until the end of the term for which such director was elected or appointed, as applicable. Commencing with the annual meeting of stockholders to be held in the year ending December 31, 2021, all directors of the Corporation other than Class II directors will be elected for a term of one year; and commencing with the annual meeting of stockholders to be held in the year ending December 31, 2022, all directors of the Corporation will be elected for a term of one year. In all cases, each director shall hold office until his or her successor shall have been duly elected and qualified. ~~The board of directors is authorized to assign directors already in office to their respective class. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose~~

~~terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (ii) if~~If authorized by a resolution of the board of directors, directors may be elected to fill any vacancy on the board of directors, regardless of how such vacancy shall have been created.

~~B.~~ B. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the board of directors, and, except as otherwise expressly required by law or by this Amended and Restated Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

~~C.~~ C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the next annual meeting of stockholders ~~at which the term of office of the class to which they have been chosen expires~~, with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

~~D.~~ D. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

~~E.~~ E. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class~~; provided, however, that from and after the Trigger Date, such removal shall only be for cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.~~.

SEVENTH: The board of directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation~~; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, at any time after the Trigger Date,~~by the affirmative vote of the holders of ~~at least sixty-six and two-thirds percent (66 2/3%)~~a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class~~, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation~~.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

NINTH: Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware, or, if such other court does not have jurisdiction, the United States District Court for the District of Delaware). “Internal Corporate Claims” means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation~~; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Restated Certificate of Incorporation, from and after the Trigger Date, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal this Article TENTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article NINTH or Article ELEVENTH.~~.

ELEVENTH: To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which the Onex Group (as defined below), any officer, director, partner or employee of any entity comprising the Onex Group, and any portfolio company in which such entities or persons have an equity interest (other than the Corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate in, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. For purposes of this Amended and Restated Certificate of Incorporation, the term “Onex Group” shall mean Onex Corporation and its affiliates, including funds managed by an affiliate of Onex Partners Manager LP and/or Onex Corporation, as appropriate. Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is (1) offered in writing solely to a director or officer of the Corporation or its subsidiaries who is not also a Specified Party, (2) offered to a Specified Party who is a director, officer or employee of the Corporation and who is offered such opportunity solely in his or her capacity as a director, officer or employee of the Corporation, or (3) identified by a Specified Party solely through the disclosure of information by or on behalf of the Company.

Neither the amendment nor repeal of this Article ELEVENTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification.

If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any paragraph of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article ELEVENTH (including, without limitation, each such portion of any paragraph of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

This Article ELEVENTH shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the bylaws or applicable law. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article ELEVENTH.

TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation and which has been duly adopted in accordance with Sections ~~228~~212, 242 and 245 of the DGCL, has been executed by its duly authorized officer this ~~1st~~[    ] day of ~~February, 2017~~[    ], 2020.

JELD-WEN HOLDING, INC.

By:
Name:
Title:

~~JELD-WEN HOLDING, INC.~~

~~By:~~	~~/s/ Laura W. Doerre~~
~~Name: Laura W. Doerre~~
~~Title: Executive Vice President, General~~
~~Counsel and Chief Compliance Officer~~

[Signature Page to Amended and Restated Certificate of Incorporation]

ANNEX B

SECOND AMENDED AND RESTATED

BYLAWS

OF

JELD-WEN HOLDING, INC.

ARTICLE I – OFFICES

Section 1. Registered Office. The address of the registered office of JELD-WEN Holding, Inc. (the “Corporation”) in the State of Delaware is 1209 Orange Street, in the City of Wilmington, postal code 19801, in the County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

Section 2. Other Offices. The Corporation may have such other offices, within or without the State of Delaware, as the Corporation shall, from time to time, determine or the business of the Corporation may require.

ARTICLE II - STOCKHOLDERS

Section 1. Place of Meetings. Meetings of stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the board of directors of the Corporation (the “Board of Directors” or the “Board”) and stated in the notice of the meeting or in a duly executed waiver thereof. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held by means of remote communication as authorized by Section 211 of the Delaware General Corporation Law, as amended (the “DGCL”).

Section 2. Annual Meeting. Each annual meeting of the stockholders of the Corporation for the purpose of election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date and at such time as may be designated from time to time by the Board of Directors.

Section 3. Special Meetings.

(1) Unless otherwise prescribed by law or by the Certificate of Incorporation, ~~S~~special meetings of the stockholders~~, other than those required by statute,~~ (i) may be called at any time by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board (as defined below) and (ii) ~~subject to the final sentence~~in accordance with the requirements of this Section 3~~(1), at any time prior to the first such time (the “Trigger Date”) that the Onex Group ceases to beneficially own more than fifty percent (50%) of the voting power of the then-outstanding shares of Common Stock of the Corporation~~, shall be called by the Secretary upon the written request of one more or stockholders ~~holding~~of record with a combined Net Long Beneficial Ownership (as defined below), as of the date of the request, ~~a majority of~~of at least twenty-five percent (25%) of the voting power of the outstanding shares of capital stock of the Corporation (the “Requisite Percentage”) and who have held a combined Net Long Beneficial Ownership of at least the Requisite Percentage of the voting power of the outstanding shares of capital stock of the Corporation continuously for at least 12 months preceding the date of the request and through the date of the special meeting (the “Requisite Holding Period”). For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors as fixed by resolution of the Board of Directors whether or not there exist any vacancies in previously authorized directorships ~~and the term “Onex Group” shall mean Onex Corporation and its affiliates, including funds managed by an affiliate of Onex Partners Manager LP~~

~~and/or Onex Corporation, as appropriate. In the case of a special meeting called pursuant to clause (ii) above, (a) the stockholder or stockholders’ written request shall state the purpose or purposes of the requested meeting and (b) it shall be the duty of the Secretary to fix the date of the meeting, which shall be held at such place, if any, on such date, and at such time as the Secretary may fix that is not less than 10 nor more than 60 days after the receipt by the Secretary of the written request.~~.

(A) In order for a special meeting to be called upon stockholder request (“Stockholder Requested Special Meeting”), one or more requests for a special meeting (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”), in the form required by this section (A) of this Section 3, must be signed by Proposing Persons (as defined below) that have a combined Net Long Beneficial Ownership of at least the Requisite Percentage and for at least the Requisite Holding Period. Only Proposing Persons who are stockholders of record at the time the Special Meeting Requests representing the Requisite Percentage are validly delivered in accordance with this Section 3 shall be entitled to sign a Special Meeting Request. In determining whether a Stockholder Requested Special Meeting has been properly requested by Proposing Persons that have a combined Net Long Beneficial Ownership of at least the Requisite Percentage and for at least the Requisite Holding Period, multiple Special Meeting Requests delivered in accordance with this Section 3 will be considered together only if (i) each Special Meeting Request identifies the same purpose or purposes of the Stockholder Requested Special Meeting and the same matters proposed to be acted on at such meeting (in each case as determined in good faith by the Board), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request. To be in proper form, such Special Meeting Request(s) shall comply with, and shall include and set forth, the following:

(1) As to each Proposing Person, (a) the name and address of each Proposing Person (including, if applicable, the name and address as they appear on the Corporation’s books), (b) the class and number of shares of the Corporation which are owned beneficially and of record by such Proposing Person (with evidence of such ownership attached), except that such Proposing Person shall be deemed for such purpose to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (c) a representation that such Proposing Person intends to hold the shares of the Corporation described in the immediately preceding clause (b) through the date of the Stockholder Requested Special Meeting and (d) an acknowledgement by the Proposing Person that any reduction in such Proposing Person’s Net Long Beneficial Ownership with respect to which a Special Meeting Request relates following the delivery of such Special Meeting Request to the Secretary shall constitute a revocation of such Special Meeting Request to the extent of such reduction;

(2) As to each Proposing Person, any Disclosable Interests (as defined below) of such Proposing Person;

(3) As to the purpose or purposes of the Stockholder Requested Special Meeting, a reasonably brief statement of the specific purpose or purposes of the Stockholder Requested Special Meeting, the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting and the reasons for conducting such business at the Stockholder Requested Special Meeting, and the text of any proposal or business to be considered at the Stockholder Requested Special Meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment); and

(4) Such other information and representations as required by the Amended and Restated Certificate of Incorporation and these Bylaws if incorporated in this Section 3,

including, without limitation, all such information regarding any material interest of the Proposing Person in the matter(s) proposed to be acted on at the Stockholder Requested Special Meeting, all agreements, arrangements or understandings between or among any Proposing Person and any other record holder or beneficial owner of shares of any class or series of capital stock of the Corporation in connection with the Special Meeting Record Date Request, the Special Meeting Request, or the matter(s) proposed to be brought before the Stockholder Requested Special Meeting.

(5) Definitions.

(a) “Proposing Person” shall mean (i) each stockholder of record that signs a Special Meeting Request pursuant section (A) of this Section 3, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such Special Meeting Request is made, (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for purposes of these Bylaws) of such stockholder or beneficial owner, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert.

(b) A person shall be deemed to be “Acting in Concert” with another person for purposes of these Bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with, or towards a common goal with such other person, relating to changing or influencing the control of the Corporation or in connection with or as a participant in any transaction having that purpose or effect, where (i) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of (x) revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A or (y) tenders of securities from such other person in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(c) “Net Long Beneficial Ownership” shall mean those shares of common stock of the Corporation as to which the stockholder or Proposing Person, as applicable, possesses (i) the sole power to vote or direct the voting, (ii) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss) and (iii) the sole power to dispose of or direct the disposition; provided that the number of shares calculated in accordance with clauses (i), (ii) and (iii) shall not include any Synthetic Equity Position.

(d) “Disclosable Interests” shall mean (i) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (ii) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (iii) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which such Proposing Person is, or is reasonably expected to be made, a party or material participant involving the Corporation or any of its officers, directors or employees, or any affiliate of the Corporation, or any officer, director or employee of such affiliate, (iv) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, any officer, director or employee of the Corporation or any affiliate thereof, or any principal competitor of the Corporation, on the other hand, (v) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting; provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the Special Meeting Record Date Request or Special Meeting Request required by these Bylaws on behalf of a beneficial owner.

(B) Notwithstanding anything to the contrary in this Section 3:

(1) The Secretary shall not accept, and shall consider ineffective, a Special Meeting Request if (a) such Special Meeting Request does not comply with the Amended and Restated Certificate of Incorporation, these Bylaws or relates to an item of business that is not a proper subject for stockholder action under applicable law, (b) the Special Meeting Request is received by the Corporation during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (c) an identical or substantially similar item (a “Similar Item”) to that included in the Special Meeting Request was presented at any meeting of stockholders held within one year prior to receipt by the Corporation of such Special Meeting Request, (d) the Board calls an annual or special meeting of stockholders (in lieu of calling the Stockholder Requested Special Meeting) in accordance with section (B)(3) of this Section 3, (e) a Similar Item is already included in the

Corporation’s notice as an item of business to be brought before a meeting of the stockholders that has been called but not yet held, or (f) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act, or other applicable law.

(2) Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose stated in the valid Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting matters to the stockholders at any Stockholder Requested Special Meeting. If none of the Proposing Persons who submitted the Special Meeting Request appears at or sends a qualified representative to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting. A “qualified representative” of a Proposing Person shall be, if such Proposing Person is (a) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (b) a corporation, a duly appointed officer of the corporation, (c) a limited liability company, any manager or officer (or person who functions as an officer) of the limited liability company or any officer, director, manager or person who functions as an officer, director or manager of any entity ultimately in control of the limited liability company or (d) a trust, any trustee of such trust.

(3) If a Special Meeting Request is made that complies with this Section 3 and the Amended and Restated Certificate of Incorporation, the Board may (in lieu of calling the Stockholder Requested Special Meeting) present a Similar Item for stockholder approval at any other meeting of stockholders that is held within one hundred twenty (120) days after the Corporation receives such Special Meeting Request.

(4) Any Proposing Person may revoke a Special Meeting Request by written revocation delivered to, or mailed and received by, the Secretary at any time prior to the date of the Stockholder Requested Special Meeting. In the event any revocation(s) are received by the Secretary after the Secretary’s receipt of a valid Special Meeting Request(s) from the holders of the Requisite Percentage of stockholders or any Special Meeting Request is deemed to be revoked, and as a result of such revocation(s), there no longer are valid unrevoked Special Meeting Request(s) from the Requisite Percentage of stockholders to call a special meeting, the Board shall have the discretion to determine whether or not to proceed with the Stockholder Requested Special Meeting.

(5) Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting except in accordance with the Amended and Restated Certificate of Incorporation and this Section 3. If the Board shall determine that any Special Meeting Request was not properly made in accordance with the Amended and Restated Certificate of Incorporation or these Bylaws, or shall determine that the stockholder(s) submitting such Special Meeting Request have not otherwise complied with the Amended and Restated Certificate of Incorporation or these Bylaws, then the Board shall not be required to take any action in connection with the Stockholder Requested Special Meeting, and the Secretary shall not be required to call such meeting. In addition to the requirements of this Section 3, each Proposing Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a Special Meeting Request.

(C) In connection with a Stockholder Requested Special Meeting called in accordance with this Section 3, each Proposing Person that signed and delivered a Special Meeting Request shall further update and supplement the information previously provided to the Corporation in connection with such request, if necessary, so that the information provided or required to be provided in such request pursuant to this Section 3 shall be true and correct as of the record date for notice of the Stockholder Requested Special Meeting and as of the date that is ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the special meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the special meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the special meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof). As used herein, the term “business day” shall mean any day that is not a Saturday or Sunday or a day on which banks in the city of the Corporation’s principal place of business are required or permitted to close.

(D) Any special meeting of stockholders, including any Stockholder Requested Special Meeting, shall be held at such date and time within or without the State of Delaware as may be fixed by the Board in accordance with these Bylaws and in compliance with applicable law.

~~(2)~~ (2) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors or as shall have been stated in the written request for such meeting by one or more stockholders in accordance with Section 3~~(1)(ii)~~ of this Article II; provided, however, that for the avoidance of doubt, in the case of a special meeting called upon the written request of one or more stockholders in accordance with Section 3~~(1)(ii)~~ of this Article II, nothing contained in these Bylaws shall prohibit the Board of Directors from bringing other business not so stated in such written request before such meeting. The notice of such special meeting shall include the purpose or purposes for which the meeting is called. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (a) by or at the direction of the Board of Directors or (b) by any stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in Section 11(3)(a) and 11(3)(c) of this Article II. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if such stockholder of record~~’~~’s notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of (i) the 90th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a stockholder of record~~’~~’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder of record in accordance with the notice procedures set forth in this Article II.

~~(3)~~ (3) Notwithstanding the foregoing provisions of this Section 3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 3. Nothing in this Section 3 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation~~’~~’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 4. Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Amended and Restated Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 5. Quorum.

At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

Section 6. Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 7. Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 8. Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

In advance of any meeting of stockholders, the Board of Directors by resolution or the Chairman of the Board of Directors or Chief Executive Officer shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or the rules of any stock exchange upon which the Corporation’s securities are listed, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 9. Stock List.

The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at said meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order for each class of stock and showing the address and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 10. Stockholder Action Without Meeting.

~~At any time prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and~~

~~without a vote, if a consent or consents in writing, setting forth the action so taken are delivered to the Corporation in accordance with Section 228 of the DGCL and in accordance with this Section 10. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting (including by telegram, cablegram or other electronic transmission as permitted by law), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board of Directors pursuant to the first sentence of this Section 10). If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.~~

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, if a consent or consents in writing, setting forth the action so taken are delivered to the Corporation in accordance with Article FIFTH of the Amended and Restated Certificate of Incorporation.

~~From and after the Trigger Date, subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by a written consent or consents by stockholders in lieu of such meeting.~~

Section 11. Stockholder Business to be Brought Before the Annual Meeting.

(1) Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s proxy materials with respect to such meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of record of the Corporation (the “Record Stockholder”) at the time of the giving of the notice required in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.

~~(2)~~ (2) For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of the foregoing paragraph, (a) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (b) any such business must be a proper matter for stockholder action under Delaware law and (c) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement required by these Second Amended and Restated Bylaws (the “Bylaws”). To be timely, a Record Stockholder’s notice shall be received by the Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the one-year anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders ~~(which anniversary date, for purposes of the Corporation’s first annual meeting of stockholders following the consummation of the initial public offering of the Common Stock of the Corporation (the “IPO”), shall deemed to be April 30, 2018~~; provided, however, that, subject to the last sentence of this Section 11(2), if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the Record Stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a Record Stockholder’s notice.

~~(3)~~ (3) Such Record Stockholder’s notice shall set forth:

(a~~. if~~) If such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address, residence address, and principal occupation or employment of such person, (ii) the class and number of shares of stock of the Corporation that are held of record or beneficially owned by (directly or indirectly) by such person, (iii) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, (iv) such person’s written consent to serve as a director if elected, (v) a statement that such person is not a party to any agreement, arrangement or understanding with, or has given any commitment or assurance to, any person or entity as to how such person will act or vote as director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as director under applicable law; and that such person, if elected or re-elected, intends to refrain in the future from entering into such a Voting Commitment that would not be disclosed to the Corporation or that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as director under applicable law, (vi) a statement that such person is not a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a nominee or as a director that has not been disclosed to the Corporation; and that such person, if elected or re-elected as a director, intends to refrain in the future from entering into any such non-disclosed agreement, arrangement or understanding, (vii) a statement that such person, if elected or re-elected as a director, intends to comply with all publicly disclosed policies, principles and guidelines of the Corporation with respect to codes of conduct, corporate governance, conflict of interest, confidentiality, stock ownership and trading applicable to directors of the Corporation, (viii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner on whose behalf the nomination is made, if any, and their respective affiliates or associates or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, and (ix) a completed questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request).

~~b. as~~(b) As to any business that the Record Stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Record Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

~~c. as~~(c) As to (1) the Record Stockholder giving the notice and (2) the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “party”):

(i) the name and address of each such party;

~~(ii)~~ (ii) (A) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party, (B) any ~~option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”)~~ Synthetic Equity Position directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any short interest in any security of the Corporation held by each such party (for purposes of this Section 11(3), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or ~~Derivative Instruments~~ Synthetic Equity Position held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or ~~Derivative Instruments~~Synthetic Equity Positions, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than 10 days after the record date for determining the stockholders entitled to notice of the meeting and/or to vote at the meeting to disclose such ownership as of such record date);

~~(iii)~~ (iii) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and

~~(iv)~~ (iv) a statement whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by the Record Stockholder or beneficial holder, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Record Stockholder (such statement, a “Solicitation Statement”).

~~(4)~~ (4) A person shall not be eligible for election or re-election as a director at an annual meeting unless (i) the person is nominated by a Record Stockholder in accordance with Section 11(1)(c) or (ii) the person is nominated by or at the direction of the Board of Directors. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

~~(5)~~ (5) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

~~(6)~~ (6) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE III - BOARD OF DIRECTORS

Section 1. General Powers.

The business of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all of the powers of the Corporation and do all such lawful acts and things, except as such are by law or by the Amended and Restated Certificate of Incorporation or by these Bylaws expressly conferred upon or reserved to the stockholders.

~~Section 2. Number, Election and Term of Directors.~~

Section 2. Number, Election and Term of Directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the number of authorized directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. ~~The~~Beginning with the annual meeting of stockholders to be held in the year ending December 31, 2020, the directors, other than Class I directors and Class II directors (each as defined below), including those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be ~~divided into three classes, designated Class I,~~

~~Class II and Class III. Class I directors shall initially serve~~elected for a term expiring at the Corporation’s ~~first~~next annual meeting of stockholders ~~following the IPO, Class II~~. Each director~~s shall initially serve for a term expiring at the Corporation’s second~~who was elected at the 2018 annual meeting of stockholders ~~following the IPO, and Class III directors shall initially serve for a~~for a three-year term expiring ~~at the Corporation’s third~~in 2021 (the “Class I directors”), and each director who was elected at the 2019 annual meeting of stockholders ~~following the IPO, with~~for a three-year term expiring in 2022 (the “Class II directors”), shall continue to hold office until the end of the term for which such director was elected or appointed, as applicable. Commencing with the annual meeting of stockholders to be held in the year ending December 31, 2021, all directors of the Corporation other than Class II directors will be elected for a term of one year, and commencing with the annual meeting of stockholders to be held in the year ending December 31, 2022, all directors of the Corporation will be elected for a term of one year. In all cases, each director ~~to~~shall hold office until his or her successor shall have been duly elected and qualified. ~~The Board of Directors is authorized to assign directors already in office to their respective class. At each annual meeting of stockholders, (i) directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified; and (ii) if~~If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

Section 3. Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the next annual meeting of stockholders ~~at which the term of office of the class to which they have been elected expires or until such director’s~~ , with each director to hold office until his or her successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 4. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5. Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or by a majority of the Whole Board and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five days before the meeting or by telephone, facsimile or electronic transmission of the same not less than 24 hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6. Quorum.

At any meeting of the Board of Directors, a majority of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7. Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9. Compensation of Directors.

Unless otherwise restricted by the certificate of incorporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

Section 10. Chairman of the Board.

The Board of Directors shall elect a Chairman of the Board annually from among their own number. The Chairman of the Board shall preside at meetings of the Board of Directors. The Chairman of the Board shall also have such powers and duties as may from time to time be assigned by the Board of Directors.

ARTICLE IV - COMMITTEES

Section 1. Committees of the Board of Directors.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-half of the members shall constitute a quorum unless the committee shall consist of one member, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE V - OFFICERS

Section 1. Generally.

The officers of the Corporation shall consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Board of Directors. Officers shall be elected annually by the Board of Directors~~, which shall consider that subject at its first meeting after every annual meeting of stockholders~~. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person.

Section 2. Chief Executive Officer.

Unless provided otherwise by a resolution adopted by the Board of Directors, the chief executive officer of the Corporation shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have power to sign all contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 3. President.

The President shall have general executive powers and such powers which are delegated to him or her by the Board of Directors. Subject to the direction of the Board of Directors, the President shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision of all of the other officers (other than the Chief Executive Officer), employees and agents of the Corporation.

Section 4. Vice President.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 5. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 6. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 7. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 8. Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 9. Action with Respect to Securities of Other Entities.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders (or comparable security holders) of or with respect to any action of stockholders (or comparable security holders) of any other entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other entity.

ARTICLE VI - STOCK

Section 1. Certificates of Stock.

Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation, including, without limitation, the President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article VI of these Bylaws, an outstanding certificate for the number of shares involved, if one has been issued, shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 3. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be fixed in the manner provided for in the Amended and Restated Certificate of Incorporation.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 4. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5. Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VII - NOTICES

Section 1. Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

ARTICLE VIII - MISCELLANEOUS

Section 1. Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3. Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director, committee member or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 5. Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE IX - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article IX, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

Section 3. Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article IX is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

Section 4. Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the

Corporation’s Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

Section 5. Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6. Indemnification of Employees and Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7. Nature of Rights.

The rights conferred upon indemnitees in this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IX that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE X - AMENDMENTS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors, upon the approval of a majority of the Whole Board, is expressly authorized to adopt, amend and repeal these Bylaws ~~subject to the power of the holders of capital stock of the Corporation~~ . The stockholders shall also have power to adopt, amend or repeal ~~the Bylaws; provided, however, that, with respect to the power of holders of capital stock to adopt, amend and repeal Bylaws of the Corporation, in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, these Bylaws or any preferred stock, at any time after the Trigger Date,~~these Bylaws by the affirmative vote of the holders of ~~at least sixty-six and two-thirds percent (66 2/3%)~~a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon ~~shall be required to adopt, amend or repeal any provision of the Bylaws~~, voting as a single class.

VOTE BY INTERNET— www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 4, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. JELD-WEN HOLDING, INC. 2645 SILVER CRESCENT DRIVE CHARLOTTE, NC 28273, USA D02907-Z76710 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. JELD-WEN HOLDING, INC. The Board of Directors recommends you vote FOR the following: ! ! ! 2. To elect our Class III Directors: Nominees: 01) Suzanne L. Stefany 02) Bruce M. Taten 03) Roderick C. Wendt The Board of Directors recommends you vote FOR Proposals 1, 3, 4, 5, 6 and 7. For Against Abstain For Against Abstain ! ! ! ! ! ! 1. To approve Amendments to Certificate of Incorporation and Bylaws to Declassify the Board of Directors. 6. To approve, by non-binding advisory vote, the compensation of our named executive officers. ! ! ! ! ! ! 3. To approve amendments to Certificate of Incorporation and Bylaws to eliminate supermajority voting requirements. 7. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 4. To approve amendments to Certificate of Incorporation and Bylaws to create right of stockholders to call a special meeting. ! ! ! ! ! ! 5. To approve amendments to Certificate of Incorporation and Bylaws to create right of stockholders to take action by written consent. No Yes ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D02908-Z76710 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF JELD-WEN HOLDING, INC. The undersigned hereby appoints James Hayes as proxy and attorney-in-fact and hereby authorizes him to represent and vote, as provided on the other side, all the shares of JELD-WEN HOLDING, INC. Common Stock which the undersigned is entitled to vote and, in his discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2020 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” PROPOSAL 1, “FOR” THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 2, “FOR” PROPOSALS 3—7, AND IN THE DISCRETION OF THE PROXY WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. (Continued and to be marked, dated and signed, on the other side)